Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

OBALON THERAPEUTICS, INC.,

OPTIMUS MERGER SUB, INC.,

and

RESHAPE LIFESCIENCES INC.

Dated January 19, 2021

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS	2
1.01	Definitions	2
1.02	Other Definitional Provisions	12
ARTICLE 2	THE MERGER	13
2.01	The Merger	13
2.02	Closing	13
2.03	Effective Time	13
2.04	Effects of the Merger	13
2.05	Certificate of Incorporation and Bylaws	13
2.06	Directors and Officers of Surviving Corporation	13
2.07	Treatment of ReShape Shares, ReShape Stock Options and ReShape Warrants	13
2.08	Closing of ReShape Transfer Books	15
2.09	Exchange Fund; Exchange of Certificates	15
2.10	Dissenting Shares	17
2.11	Withholding	17
2.12	Interest; No Liability	17
2.13	Adjustments to Prevent Dilution	17
2.14	Further Action	18
2.15	Post-Merger Operations	18
ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF RESHAPE	18
3.01	Organization and Corporate Power	18
3.02	Authorization; Valid and Binding Agreement	19
3.03	Capital Stock	19
3.04	Subsidiaries	19
3.05	No Breach	20
3.06	Consents, etc	20
3.07	SEC Reports; Disclosure Controls and Procedures	20
3.08	No Undisclosed Liabilities	21
3.09	Absence of Certain Developments	21
3.10	Title to Properties	23
3.11	Tax Matters	23
3.12	Contracts and Commitments	25
3.13	Intellectual Property	27

i

3.14	Litigation	28
3.15	Insurance	28
3.16	Employee Benefit Plans	28
3.17	Compliance with Law; Permits	29
3.18	Environmental Compliance and Conditions	30
3.19	Employment and Labor Matters	30
3.20	FDA and Regulatory Matters	31
3.21	Brokerage	33
3.22	Disclosure	33
3.23	Board Approval; Vote Required	33
3.24	Opinion	33
3.25	No Other Representations and Warranties	33
ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF OBALON AND MERGER SUB	34
4.01	Organization and Corporate Power	34
4.02	Authorization; Valid and Binding Agreement	34
4.03	Capital Stock	34
4.04	Subsidiaries	35
4.05	No Breach	35
4.06	Consents, etc	35
4.07	SEC Reports; Disclosure Controls and Procedures	36
4.08	No Undisclosed Liabilities	37
4.09	Absence of Certain Developments	37
4.10	Title to Properties	38
4.11	Tax Matters	39
4.12	Contracts and Commitments	41
4.13	Intellectual Property	42
4.14	Litigation	43
4.15	Insurance	43
4.16	Employee Benefit Plans	43
4.17	Compliance with Law; Permits	45
4.18	Environmental Compliance and Conditions	45
4.19	Employment and Labor Matters	45
4.20	FDA and Regulatory Matters	46
4.21	Brokerage	48

4.22	Disclosure	48
4.23	Board Approval; Vote Required	48
4.24	Opinion	49
4.25	Merger Sub	49
4.26	No Other Representations and Warranties	49
ARTICLE 5	COVENANTS RELATING TO CONDUCT OF BUSINESS	49
5.01	Covenants of ReShape	49
5.02	Covenants of Obalon	52
ARTICLE 6	ADDITIONAL COVENANTS OF THE PARTIES	54
6.01	Investigation	54
6.02	Registration Statement and Proxy Statement for Stockholder Approval	55
6.03	Stockholders’ Meetings	55
6.04	Non Solicitation	56
6.05	Regulatory Approvals; Additional Agreements	60
6.06	Termination of ReShape CIC Plan	61
6.07	Indemnification of Officers and Directors	61
6.08	Public Disclosure	62
6.09	NASDAQ Listing	63
6.10	Takeover Laws	63
6.11	Section 16	63
6.12	Name Change and Ticker Symbol	63
6.13	Certificate of Incorporation	63
6.14	No Control of Other Party’s Business	64
6.15	Certain Tax Matters.	64
6.16	Reverse Stock Split	64
6.17	ReShape Equity Plan	64
ARTICLE 7	CONDITIONS TO CLOSING	64
7.01	Conditions to Parties’ Obligations	64
7.02	Conditions to Obalon’s and Merger Sub’s Obligations	65
7.03	Conditions to ReShape’s Obligations	66
7.04	Waiver of Conditions	67
ARTICLE 8	TERMINATION	67
8.01	Termination	67

8.02	Effect of Termination	68
8.03	Termination Fee	69
ARTICLE 9	MISCELLANEOUS	69
9.01	Expenses	69
9.02	Amendment	69
9.03	Waiver	70
9.04	No Survival of Representations, Warranties and Covenants	70
9.05	Entire Agreement; Counterparts	70
9.06	Applicable Law; Jurisdiction	70
9.07	Waiver of Jury Trial	71
9.08	Assignability	71
9.09	No Third Party Beneficiaries	71
9.10	Notices	71
9.11	Severability	72
9.12	Specific Performance	72

Schedule 1	–	Stockholders Delivering Support Agreements
Schedule 2	–	Knowledge Individuals
Schedule 2.06	–	Directors and Officers of Surviving Corporation
Schedule 2.15	–	Obalon Board of Directors after the Effective Time

Exhibit A	–	Form of Obalon Support Agreement
Exhibit B	–	Form of ReShape Support Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated January 19, 2021, by and among Obalon Therapeutics, Inc., a Delaware corporation (“Obalon”), Optimus Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Obalon (“Merger Sub”), and ReShape Lifesciences Inc., a Delaware corporation (“ReShape”). Capitalized terms used and not otherwise defined herein have the meanings set forth in ARTICLE 1 below.

WHEREAS, the Obalon Board and ReShape Board have determined that a business combination between Obalon and ReShape presents the opportunity for their respective companies to achieve long-term financial and strategic benefits and accordingly have determined to effect a business combination upon the terms and conditions set forth in this Agreement.

WHEREAS, the Obalon Board and ReShape Board propose to effect such business combination pursuant to which Merger Sub will merge with and into ReShape, with ReShape surviving as a wholly-owned subsidiary of Obalon, and pursuant to which each share of ReShape Common Stock and ReShape Series B Preferred Stock outstanding at the Effective Time will be converted into the right to receive Obalon Shares as more fully provided in this Agreement.

WHEREAS, the ReShape Board has determined that the Merger and the transactions contemplated by this Agreement are advisable and in the best interests of ReShape Stockholders and, by resolutions duly adopted, has approved and adopted this Agreement and resolved to recommend that ReShape Stockholders adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger (the “ReShape Recommendation”).

WHEREAS, the Obalon Board has determined that this Agreement and the other transactions contemplated by this Agreement, pursuant to which the Obalon Stockholders would have a continuing equity interest in the combined businesses through the continued ownership of Obalon Shares, are advisable and in the best interests of Obalon and the Obalon Stockholders and, by resolutions duly adopted, has approved and adopted this Agreement and, effective as of the Effective Time, the amendment and restatement of Obalon’s certificate of incorporation and resolved to recommend that the Obalon Stockholders (i) approve the issuance of shares in connection with the Merger, (ii) authorize the Obalon Board to amend Obalon’s certificate of incorporation, as amended, to (A) effect a reverse stock split of Obalon Shares, and (B) if such stockholder approval is required by applicable Law or Obalon’s certificate of incorporation or bylaws, adopt the provisions of the ReShape Series C Certificate of Designation, and (iii) approve such other proposals as may be required to effect the transactions contemplated by this Agreement (collectively, the “Obalon Recommendation”).

WHEREAS, the board of directors of Merger Sub by resolutions duly adopted, has approved and adopted this Agreement.

WHEREAS, concurrent with the execution and delivery of this Agreement, ReShape has deposited $1,000,000 into escrow (the “Escrow”) to secure its obligations to pay the Termination Fee pursuant to Section 9.03 to the extent such fee is payable hereunder.

WHEREAS, following the execution and delivery of this Agreement, it is anticipated that the stockholders of Obalon set forth on Schedule 1 (the “Obalon Support Agreement Parties”) will execute and deliver a Support Agreement, in substantially the form attached as Exhibit A (the “Obalon Support Agreement”).

WHEREAS, following the execution and delivery of this Agreement, it is anticipated that the stockholders of ReShape set forth on Schedule 1 (the “ReShape Support Agreement Parties”) will execute and deliver a Support Agreement, in substantially the form attached as Exhibit B (the “ReShape Support Agreement”).

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be, and by being signed by Obalon, Merger Sub, and ReShape is, adopted as a plan of reorganization within the meaning of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.01      Definitions. (a) For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:

“Acquisition Proposal” shall mean, with respect to Obalon or ReShape, other than the transactions contemplated by this Agreement, any proposal, offer or inquiry, whether or not in writing, for any transaction or series of transactions involving the (i) direct or indirect acquisition or purchase of a business or assets that constitutes twenty percent (20%) or more of the consolidated net revenues, net income or the assets (based on the fair market value thereof) of such party and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of twenty percent (20%) or more of any class of equity securities or capital stock of such party or any of its Subsidiaries whose business constitutes twenty percent (20%) or more of the consolidated net revenues, net income or assets of such party and its Subsidiaries, taken as a whole, or (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, share exchange, exchange offer, recapitalization, stock repurchase program or other similar transaction involving such party or any of its Subsidiaries whose business constitutes twenty percent (20%) or more of the consolidated net revenues, net income or assets of such party and its Subsidiaries, taken as a whole.

“Action” means any pending or threatened claim, demand, notice, action, suit, arbitration, proceeding or investigation.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Business Day” means any day that is not a Saturday, a Sunday or a day which banks are required or permitted to be closed in the United States.

“Capital Leases” means all obligations for capital leases (determined in accordance with GAAP).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain confidentiality agreement between Obalon and ReShape dated as of June 1, 2020.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, binding understanding, obligation, promise, instrument, indenture, mortgage, note, option, warranty, purchase order, license, sublicense, commitment or undertaking of any nature, which, in each case, is legally binding upon a party or on any of its Affiliates.

“Determination Date” means the date that is 10 calendar days prior to the anticipated date for the Closing Date, as agreed upon by Obalon and ReShape at least 10 calendar days prior to the Obalon Stockholders’ Meeting.

“DGCL” means the Delaware General Corporation Law.

“Environmental Laws” means to the extent applicable to the conduct of a party’s business as of the date hereof, all federal, state, provincial, municipal, local and foreign Laws, statutes, regulations, ordinances and by-laws that have the force or effect of law, and all judicial and administrative orders and determinations that are binding upon a party, and all policies, practices and guidelines of a Governmental Body that have, or are determined to have, the force of law, concerning pollution or protection of the environment, including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, as such of the foregoing are promulgated and in effect on or prior to the Closing Date and all authorizations, licenses and permits issued or required to be issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor federal statute thereto and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is, or has been, under common control, or treated as a single employer, with a party under Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Ratio” means the ratio (calculated to the nearest 1/10,000 of share) obtained by dividing (a) the ReShape Merger Shares by (b) the Total ReShape Outstanding Shares.

“FDA” means the U.S. Food and Drug Administration.

“FDA Fraud Policy” means the “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46,191 (September 10, 1991) and any amendments thereto.

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof, applied in a manner consistent with a party’s past practice.

“Governmental Body” means any federal, state, provincial, local, municipal, foreign or other government or quasi-governmental authority or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

“Hazardous Substance” means petroleum or any hazardous substance as defined in CERCLA or any waste, material or substance that is regulated, defined, designated or otherwise determined to be dangerous, hazardous, radioactive, explosive, toxic or a pollutant or contaminant under or pursuant to any Environmental Law.

“Healthcare Laws” means, to the extent applicable to the conduct of a party’s business as of the date hereof, the Food, Drug, and Cosmetic Act, Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act), the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Anti-Self-Referral Law (42 U.S.C. §§ 1395nn), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.) and the exclusion laws (42 U.S.C. § 1320a-7), all regulations or guidance promulgated pursuant to such Laws, and any other federal, or state Law that regulates the design, development, testing, studying, manufacturing, processing, storing, importing or exporting, licensing, labeling or packaging, advertising, distributing or marketing medical device products, or that is related to kickbacks, patient or program charges, recordkeeping, claims process, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing health care services.

“Indebtedness” means, with respect to any Person, without duplication: (a) the principal, accreted value, accrued and unpaid interest, fees and prepayment premiums or penalties, unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for borrowed money and (ii) indebtedness evidenced by notes, debentures, bonds, or other similar instruments for the payment of which such Person is liable; (b) all obligations of such Person issued or assumed as the deferred purchase price of property (other than trade payables or accruals incurred in the ordinary course of business); (c) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (d) all obligations of such Person under Capital Leases; (e) all obligations of the type referred to in clauses (a) through (d) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations (but solely to the extent of such responsibility or liability); and (f) all obligations of the type referred to in clauses (a) though (e) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person); provided, that if such Person has not assumed such obligations, then the amount of Indebtedness of such Person for purposes of this clause (f) shall be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of such Person which secure such obligations.

“Intellectual Property” means all intellectual property and industrial rights including those arising from or in respect of the following: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, (ii) all trademarks, service marks, trade names, service names, brand names and trade dress rights, and all applications, registrations and renewals thereof, (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights, (iv) trade secrets and (v) all other intellectual property rights arising from or relating to Technology.

“Intervening Event” means, with respect to Obalon or ReShape, any material event or development or material change in circumstances first occurring, arising or coming to the attention of the board of directors of such party after the date of this Agreement to the extent that such event, development or change in circumstances (i) was neither known by such party nor reasonably foreseeable by such party as of or prior to the date of this Agreement and (ii) does not relate to an Acquisition Proposal; provided, however, that in no event shall the changes in the market price or trading volume of the common stock of such party or the fact that such party meets or exceeds internal or published projections, forecasts or revenue or earnings predictions for any period; provided, further, however, that the underlying causes of such change or fact shall not be excluded by this clause.

“knowledge” of a party (or words of similar import) means, (i) with respect to Obalon, the actual knowledge of the individuals listed on Schedule 2 (without, for the avoidance of doubt, any duty or obligation to make any investigations), and (ii) with respect to ReShape, the actual knowledge of the individuals listed on Schedule 2 (without, for the avoidance of doubt, any duty or obligation to make any investigations).

“Law” means any foreign or U.S., federal, state or local law (including common law), treaty, statute, code, order, ordinance, Permit, rule, regulation, guidance document or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, including any Environmental Law.

“Liability” means, with respect to any Person, any liability or obligation of that Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of that Person in accordance with GAAP.

“Liens” means any lien, mortgage, security interest, pledge, encumbrance, deed of trust, security interest, claim, lease, charge, option, preemptive right, right of first refusal, subscription right, easement, servitude, proxy, voting trust or agreement, transfer restriction under any stockholder or similar agreement, encumbrance or restriction.

“Material Adverse Effect” means any change, effect, event, circumstance, occurrence, state of facts or development that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets, liabilities, financial condition or results of operations of Obalon or ReShape and its respective Subsidiaries, taken as a whole, or (b) the ability of a party to consummate the transactions contemplated hereby, other than, in the case of clause (a), any change, effect, event, circumstance, occurrence, state of facts or development related to or resulting from (i) general business or economic conditions affecting the industry in which such party operates, to the extent such change or effect does not disproportionately affect such party relative to other industry participants; (ii) any natural disaster, epidemic or pandemic (including COVID-19), or national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, to the extent such change or effect does not disproportionately affect such party relative to other industry participants; (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), to the extent such change or effect does not disproportionately affect such party relative to other industry participants; (iv) changes in GAAP; (v) changes in Laws, rules, regulations, orders, or other binding directives issued by any Governmental Body; (vi) the taking of any action explicitly contemplated hereby or the other agreements contemplated hereby; (vii) the announcement of the transactions contemplated by this Agreement; (viii) any adverse change in or effect on the business of the party that is cured by or on behalf of the party before the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Article 8; or (ix) the failure, in and of itself, to meet internal or published projections, forecasts, budgets, or revenue, sales or earnings predictions for any period (but not the facts or circumstances underlying or contributing to any such failure).

“NASDAQ” means the NASDAQ Capital Market or such other NASDAQ market on which the Obalon Shares then trade, as applicable.

“Obalon Balance Sheet” means that audited consolidated balance sheet of Obalon and its consolidated Subsidiaries as of December 31, 2019 set forth in Obalon’s Annual Report on Form 10-K filed with the SEC on February 27, 2020.

“Obalon Balance Sheet Date” means December 31, 2019.

“Obalon Board” means the board of directors of Obalon.

“Obalon Closing Tax Opinion” means a written opinion from Latham & Watkins LLP, dated as of the Closing Date, based on the facts, representations, assumptions and exclusions set forth or described in such opinion, and substantially in the form set forth in Section 6.15(b)(2) of the Obalon Disclosure Schedule, to the effect that the Merger will qualify for the Intended Tax Treatment. In rendering such opinion, Latham & Watkins LLP shall be entitled to rely upon customary assumptions, representations, warranties and covenants reasonably satisfactory to it, including representations set forth in certificates of officers of Obalon and ReShape, in substantially the forms set forth in Section 6.15(b)(2) of the Obalon Disclosure Schedule and Section 6.15(b)(2) of the ReShape Disclosure Schedule.

“Obalon Equity Plan” means either Obalon’s 2008 Stock Plan or Obalon’s 2016 Equity Incentive Plan, each as amended from time to time.

“Obalon ESPP” means Obalon’s 2016 Employee Stock Purchase Plan.

“Obalon ESPP Purchase Rights” means rights to acquire Obalon Shares under the Obalon ESPP.

“Obalon Option” means each option to acquire Obalon Shares granted under an Obalon Equity Plan or pursuant to a stand-alone stock option agreement.

“Obalon Plan” means each Plan that Obalon or any of its Subsidiaries maintains, contributes to, is obligated to contribute to or with respect to which Obalon or any of its Subsidiaries has or could have any Liability.

“Obalon Recommendation” has the meaning set forth in the Recitals.

“Obalon Registration Statement Tax Opinion” means a written opinion from Latham & Watkins LLP, dated as of such date as may be required by the SEC in connection with the filing of the Form S-4 Registration Statement, based on the facts, representations, assumptions and exclusions set forth or described in such opinion, and substantially in the form set forth in Section 6.15(b)(1) of the Obalon

Disclosure Schedule, to the effect that the Merger will qualify for the Intended Tax Treatment. In rendering such opinion, Latham & Watkins LLP shall be entitled to rely upon customary assumptions, representations, warranties and covenants reasonably satisfactory to it, including representations set forth in certificates of officers of Obalon and ReShape, in substantially the forms set forth in Section 6.15(b)(1) of the Obalon Disclosure Schedule and Section 6.15(b)(1) of the ReShape Disclosure Schedule.

“Obalon RSU” means each restricted stock unit granted under an Obalon Equity Plan.

“Obalon Shares” means the shares of common stock of Obalon, $0.001 par value per share.

“Obalon Stockholder” means a holder of Obalon Shares.

“Obalon Stockholder Approval” means the approval of the required percentage of Obalon Shares to (i) approve the issuance of Obalon Shares in connection with the Merger, (ii) authorize the Obalon Board to amend Obalon’s certificate of incorporation, as amended, to (A) effect a reverse stock split of Obalon Shares, and (B) if such stockholder approval is required by applicable Law or Obalon’s certificate of incorporation or bylaws, adopt the provisions of ReShape Series C Certificate of Designation, and (iii) approve such other proposals as may be required to effect the transactions contemplated by this Agreement.

“Obalon Warrants” means each warrant to purchase capital stock of Obalon.

“Organizational Documents” means the certificate of incorporation, articles of incorporation, by laws or other charter documents of a company.

“Permits” means all approvals, authorizations, certificates, consents, licenses, orders, exemptions, registrations and permits and other similar authorizations of all Governmental Bodies and all other Persons.

“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by a party and for which adequate reserves are established in the financial statements in accordance with GAAP on a party’s financial statements, (ii) mechanics’, carriers’, workers’, repairers’, contractors’, subcontractors’, suppliers’ and similar statutory Liens arising or incurred in the ordinary course of business in respect of the construction, maintenance, repair or operation of assets for amounts which are not delinquent and which are not, individually or in the aggregate, significant, (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over leased real property, which are not violated by the current use and operation of such leased real property, (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to leased real property, which do not materially impair the occupancy, marketability or use of such leased real property for the purposes for which it is currently used or proposed to be used in connection with such party’s business, (v) Liens arising under worker’s compensation, unemployment insurance and social security, and (vi) purchase money liens and liens securing rental payments under Capital Leases.

“Person” means an individual, a partnership, a corporation, a limited liability company, an unlimited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity, a governmental entity or any department, agency or political subdivision thereof.

“Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA and any other compensation and benefit plan, policy, program, arrangement or agreement, whether written or unwritten, funded or unfunded, subject to ERISA or not and covering one or more current or former employees, directors or individual independent contractors (or the dependents thereof), including, without limitation, any stock purchase, stock option, restricted stock, other equity-based, phantom equity, severance, separation, retention, employment, consulting, change in control, bonus, incentive, deferred compensation, pension, supplemental retirement, employee loan, health, dental, vision, workers’ compensation, collective bargaining, disability, life insurance, death benefit, welfare, vacation, paid time off, leave of absence, employee assistance, legal services, tuition assistance, fringe benefit or other material benefit plan, policy, program, arrangement or agreement.

“Products” means any product that a party has manufactured, distributed, marketed or sold, or is manufacturing, distributing, marketing or selling and any products currently under preclinical or clinical development by such party.

“Representative” means the officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives of a party.

“ReShape Balance Sheet” means that audited consolidated balance sheet of ReShape and its consolidated Subsidiaries as of December 31, 2019 set forth in ReShape’s Annual Report on Form 10-K filed with the SEC on April 30, 2020.

“ReShape Balance Sheet Date” means December 31, 2019.

“ReShape Board” means the board of directors of ReShape.

“ReShape Closing Tax Opinion” means a written opinion from Fox Rothschild LLP, dated as of the Closing Date, based on the facts, representations, assumptions and exclusions set forth or described in such opinion, and substantially in the form set forth in Section 6.15(b)(2) of the ReShape Disclosure Schedule, to the effect that the Merger will qualify for the Intended Tax Treatment. In rendering such opinion, Fox Rothschild LLP shall be entitled to rely upon customary assumptions, representations, warranties and covenants reasonably satisfactory to it, including representations set forth in certificates of officers of Obalon and ReShape, in substantially the forms set forth in Section 6.15(b)(2) of the Obalon Disclosure Schedule and Section 6.15(b)(2) of the ReShape Disclosure Schedule.

“ReShape Common Stock” means the common stock of ReShape, $0.001 par value per share.

“ReShape Equity Plan” means ReShape’s Second Amended and Restated 2003 Stock Incentive Plan, as amended.

“ReShape Merger Shares” means the product determined by multiplying (a) the quotient obtained from dividing (i) the Total Obalon Outstanding Shares by (ii) 0.49, by (b) 0.51.

“ReShape Option” means each option to acquire ReShape Common Stock granted under a ReShape Equity Plan or pursuant to a stand-alone stock option agreement.

“ReShape Plan” means each Plan that ReShape or any of its Subsidiaries maintains, contributes to, is obligated to contribute to or with respect to which ReShape or any of its Subsidiaries has or could have any Liability.

“ReShape Preferred Stock” means, collectively, the ReShape Series B Preferred Stock and the ReShape Series C Preferred Stock.

“ReShape Registration Statement Tax Opinion” means a written opinion from Fox Rothschild LLP, dated as of such date as may be required by the SEC in connection with the filing of the Form S-4 Registration Statement, based on the facts, representations, assumptions and exclusions set forth or described in such opinion, and substantially in the form set forth in Section 6.15(b)(1) of the ReShape Disclosure Schedule, to the effect that the Merger will qualify for the Intended Tax Treatment. In rendering such opinion, Fox Rothschild LLP shall be entitled to rely upon customary assumptions, representations, warranties and covenants reasonably satisfactory to it, including representations set forth in certificates of officers of Obalon and ReShape, in substantially the forms set forth in Section 6.15(b)(1) of the Obalon Disclosure Schedule and Section 7.15(b)(1) of the ReShape Disclosure Schedule.

“ReShape Series B Certificate of Designation” means the certificate of designation of preferences, rights and limitations of the ReShape Series B Preferred Stock dated August 16, 2017.

“ReShape Series B Preferred Stock” means the series B convertible preferred stock of ReShape.

“ReShape Series C Certificate of Designation” means the certificate of designation of preferences, rights and limitations of the ReShape Series C Preferred Stock dated October 2, 2017.

“ReShape Series C Preferred Stock” means the series C convertible preferred stock of ReShape.

“ReShape Stockholder Approval” means the approval of the required percentage of shares of ReShape Common Stock to approve the adoption of this Agreement and the transactions contemplated by this Agreement, including the Merger.

“ReShape Stockholders” means all holders of shares of ReShape Common Stock.

“ReShape Warrants” means each warrant to purchase capital stock of ReShape.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“SOX” shall mean the Sarbanes-Oxley Act of 2002, as amended.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, limited liability company, unlimited liability company or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association, limited liability company, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association, limited liability company, or other business entity if such Person or Persons are allocated a majority of partnership, association, limited liability company, or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, association, limited liability company, or other business entity.

“Superior Proposal” means, with respect to Obalon or ReShape, any bona fide written Acquisition Proposal with respect to such party made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, share exchange, consolidation or other business combination, (A) fifty percent (50%) or more of the assets of such party and its Subsidiaries, taken as a whole, or (B) fifty percent (50%) or more of the equity securities of such party, in each case on terms which the board of directors of such party determines in good faith (after consultation with such party’s financial advisors and outside legal counsel, and taking into account all financial, legal and regulatory terms and conditions of the Acquisition Proposal and this Agreement, including any alternative transaction (including any modifications to the terms of this Agreement) proposed by any third party in response to such Superior Proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation, of such Acquisition Proposal) to be more favorable to such party and its stockholders (in their capacity as stockholders) from a financial point of view as compared to the transactions contemplated by this Agreement and to any alternative transaction (including any modifications to the terms of this Agreement) proposed by any other party pursuant to Section 6.04.

“Takeover Law” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transaction,” or “business combination” statute or regulation or other similar antitakeover laws of a state or any other Governmental Body.

“Tax” or “Taxes” means (i) any and all federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, in each case whether disputed or not and (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another Person’s taxes as a transferee or successor, by contract or otherwise.

“Tax Returns” means any return, report, election, designation, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Body or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax, including all information returns relating to Taxes of third parties, any claims for refund of Taxes and any amendments or supplements to any of the foregoing.

“Technology” means, collectively, all software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing.

“Total Obalon Outstanding Shares” means, as of the Determination Date, the total number of Obalon Shares outstanding.

“Total ReShape Outstanding Shares” means, as of the Determination Date, the total number of shares of ReShape Common Stock outstanding (taking into account the conversion of all shares of ReShape Series B Preferred Stock in accordance with the ReShape Series B Certificate of Designation).

“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time.

“U.S.” means the United States of America.

(b)         The following terms are defined elsewhere in this Agreement, as indicated in the table below:

Acceptable Confidentiality Agreement	57
Activities	54
Agreement	1
Book-Entry Share	15
Certificate of Merger	13
Closing Date	13
D&O Insurance	62
Dissenting Shares	17
Effective Time	13
Exchange Agent	15
Exchange Fund	15
Excluded Shares	14
Forum	70
Indemnified Parties	61
Joint Proxy Statement	55
Measurement Date	19
Merger	13
Merger Sub	1
Obalon	1
Obalon Adverse Recommendation Change	59
Obalon Disclosure Schedule	34
Obalon Intellectual Property	42
Obalon Licenses	46
Obalon Material Contracts	42
Obalon Notice of Change	59
Obalon Real Property	39
Obalon Recommendation	1
Obalon SEC Documents	36
Obalon Stockholders’ Meeting	56
Obalon Support Agreement	1
Obalon Support Agreement Parties	1
Pre-Closing Period	49
Prohibited Payment	29
Registration Statement	55
ReShape	1
ReShape Adverse Recommendation Change	57
ReShape Disclosure Schedule	18

ReShape Intellectual Property	27
ReShape Licenses	31
ReShape Material Contracts	27
ReShape Notice of Change	58
ReShape Real Property	23
ReShape Recommendation	1
ReShape SEC Documents	20
ReShape Stock Certificate	15
ReShape Stockholders’ Meeting	56
ReShape Support Agreement	2
ReShape Support Agreement Parties	2
Surviving Corporation	13
Termination Date	68
WARN	30

1.02      Other Definitional Provisions.

(a)         All references in this Agreement to Exhibits, disclosure schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, disclosure schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and will be disregarded in construing the language hereof. All references in this Agreement to “days” refer to “calendar days” unless otherwise specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end at the close of business on the next succeeding Business Day.

(b)         Exhibits and disclosure schedules to this Agreement are attached hereto and by this reference incorporated herein for all purposes.

(c)         The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The words “either,” “or,” “neither,” “nor” and “any” are not exclusive. The word “including” (in its various forms) means including without limitation. All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.

(d)         Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. A reference to any Person includes such Person’s successors and permitted assigns.

(e)         The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

ARTICLE 2

THE MERGER

2.01      The Merger. Upon the terms and subject to the conditions of this Agreement, in accordance with the DGCL, at the Effective Time, (a) Merger Sub shall be merged with and into ReShape (the “Merger”), and (b) the separate corporate existence of Merger Sub shall cease and ReShape shall continue as the surviving corporation (the “Surviving Corporation”) and become, as a result of the Merger, a wholly-owned subsidiary of Obalon.

2.02      Closing. The closing of the Merger shall take place at a date and time to be specified by Obalon and ReShape, which shall be no later than the third Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in ARTICLE 7 (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of such conditions) (such date the “Closing Date”), remotely by exchange of documents and signatures (or their electronic counterparts), unless another time, date or place is mutually agreed upon in writing by Obalon and ReShape.

2.03      Effective Time. Subject to the provisions of this Agreement, at the closing, Obalon and ReShape shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings and recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Obalon and ReShape in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being referred to as the “Effective Time”).

2.04      Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

2.05      Certificate of Incorporation and Bylaws. At the Effective Time, the certificate of incorporation of ReShape shall, by virtue of the Merger, be amended and restated in its entirety to read as the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time, except that all references therein to Merger Sub shall be deemed to be references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law; provided, however, that Article I thereof shall read as follows: “The name of the Corporation is ReShape Weightloss Inc.” The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, except that all references therein to Merger Sub shall be deemed to be references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

2.06      Directors and Officers of Surviving Corporation. From and after the Effective Time, the persons listed on Schedule 2.06 shall be the initial directors and executive officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

2.07      Treatment of Shares, Stock Options, RSUs and Warrants.

(a)         At the Effective Time, by virtue of the Merger and without any further action on the part of Obalon, Merger Sub, ReShape or any holder of shares thereof:

(i)          each share of ReShape capital stock held as of the Effective Time by Obalon, Merger Sub or by ReShape as treasury shares (the “Excluded Shares”), shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii)         each share of ReShape Common Stock outstanding immediately prior to the Effective Time (other than the Excluded Shares) shall be canceled and converted into the right to receive a number of fully paid and non-assessable Obalon Shares equal to the Exchange Ratio;

(iii)       each share of ReShape Series B Preferred Stock outstanding immediately prior to the Effective Time (other than the Excluded Shares) shall be canceled and converted (on an as-if-converted to ReShape Common Stock basis) into the right to receive a number of fully paid and non-assessable Obalon Shares equal to the Exchange Ratio;

(iv)        Obalon shall assume all of the obligations of ReShape under the ReShape Series C Certificate of Designation and shall file a new certificate of designation with the same terms and conditions as the ReShape Series C Certificate of Designation and issue to the holders of ReShape Series C Preferred Stock outstanding immediately prior to the Effective Time new preferred stock consistent with the foregoing provisions (provided that such new certificate of designation would provide that such new preferred stock would be entitled to vote for the election of directors, voting on an as-converted to common stock basis and voting together as a single class with the holders of Obalon Shares), in each case in accordance with Section 7(d) of the ReShape Series C Certificate of Designation (such newly issued stock “Obalon Series C Preferred Stock”);

(v)         each ReShape Warrant outstanding immediately prior to the Effective Time shall be converted into and exchangeable for warrants to purchase a number of Obalon Shares equal to the number of shares of ReShape Common Stock issuable upon exercise of such ReShape Warrant multiplied by the Exchange Ratio with an exercise price equal to the exercise price of such ReShape Warrant divided by the Exchange Ratio and otherwise in accordance with the terms and conditions of such ReShape Warrant;

(vi)        each ReShape Option outstanding immediately prior to the Effective Time, whether vested or unvested, shall become fully vested and shall be canceled and terminated without any payment being made in respect thereof as of immediately prior to, and contingent upon, the Effective Time; and

(vii)       each Obalon Option and Obalon RSU set forth on Section 2.07(a)(vii) of the Obalon Disclosure Schedule that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall become fully vested as of immediately prior to, and contingent upon, the Effective Time.

The aggregate number of Obalon Shares issuable pursuant to Section 2.07(a)(i) to Section 2.07(a)(vi) is referred to as the “Merger Consideration.”

(b)         No fractional Obalon Shares shall be issued in connection with the Merger, no dividends or distributions of Obalon shall relate to such fraction share interests, no certificates for any such fractional shares shall be issued, and such fractional share interests shall not entitle the owner thereof to vote or to any rights as an Obalon Stockholder. Any holder of ReShape Common Stock or ReShape

Series B Preferred Stock who would otherwise be entitled to receive a fraction of an Obalon Share pursuant to the Merger (after taking into account all shares of ReShape Common Stock or ReShape Series B Preferred Stock held immediately prior to the Effective Time by such holder) shall, in lieu of such fraction of a share and upon surrender of such ReShape Stock Certificate or Book-Entry Shares, be paid in cash the dollar amount determined in accordance with Section 2.07. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional Obalon Shares was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Obalon that would otherwise be caused by the issuance of fractional Obalon Shares.

(c)         At the Effective Time, by virtue of the Merger and without any action on the part of Obalon, Merger Sub, ReShape or any holder of shares thereof, all shares common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation and shall constitute the only outstanding share of common stock of the Surviving Corporation.

2.08      Closing of ReShape Transfer Books. At the Effective Time (i) (A) each certificate formerly representing any shares of ReShape Common Stock or ReShape Series B Preferred Stock (other than an Excluded Share ) (“ReShape Stock Certificate”) and (B) each uncertificated share of ReShape Common Stock or ReShape Series B Preferred Stock (“Book-Entry Share”) formerly representing shares of ReShape Common Stock or ReShape Series B Preferred Stock (other than an Excluded Share) shall cease to be outstanding and (other than any Excluded Shares) shall represent only the right to receive Obalon Shares (and cash in lieu of any fractional Obalon Shares) as contemplated by Section 2.07 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.14 and all holders of ReShape Stock Certificates or Book-Entry Shares shall cease to have any rights as stockholders of ReShape; and (ii) the stock transfer books of ReShape shall be closed with respect to all shares of ReShape Common Stock or ReShape Series B Preferred Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of ReShape Common Stock or ReShape Series B Preferred Stock shall be made on such stock transfer books after the Effective Time. If after the Effective Time, a valid certificate previously representing any shares is presented to the Exchange Agent or to Obalon, such ReShape Stock Certificate shall be cancelled and shall be exchanged as provided in this Article 2.

2.09      Exchange Fund; Exchange of Certificates

(a)         Prior to the Closing Date, Obalon and ReShape shall mutually select a bank or trust company, which may be the transfer agent for the Obalon Shares, to act as exchange agent in the Merger (the “Exchange Agent”), and, not later than the Effective Time, Obalon shall enter into an agreement with such bank or trust company which agreement shall be reasonably acceptable to ReShape and shall provide that, at the Effective Time, Obalon shall deposit, for the benefit of the holders of the shares of ReShape Common Stock or ReShape Series B Preferred Stock, Obalon Shares representing the Merger Consideration with the Exchange Agent. The Obalon Shares so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund”.

(b)         Without any action on the part of any holder, Obalon shall cause the Exchange Agent to (i) issue, as of the Effective Time, to each holder of Book-Entry Shares that number of uncertificated whole Obalon Shares that the holder is entitled to receive pursuant to this Article 2 and cancel such Book-Entry Shares and (ii) mail to each holder of Book-Entry Shares a check in the amount of any cash payable in respect of such holder Book-Entry Shares pursuant to Section 2.07(b).

(c)         As soon as practicable after the Effective Time, and in any event within two Business Days, Obalon shall cause the Exchange Agent to mail to the record holders of ReShape Stock Certificates: (i) a letter of transmittal in customary form and containing such provisions as Obalon and ReShape may reasonably specify (including a provision confirming that delivery of ReShape Stock Certificates shall be effected, and risk of loss and title to the shares of ReShape Common Stock or ReShape Series B Preferred Stock shall pass, only upon delivery of such ReShape Stock Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the ReShape Stock Certificates in exchange for the Obalon Shares, as provided in Section 2.07(a). Upon surrender of a ReShape Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Obalon, (A) the holder of such ReShape Stock Certificate shall be entitled to receive in exchange a certificate or evidence of shares in book entry form representing the number of whole Obalon Shares that such holder has the right to receive pursuant to the provisions of Section 2.07(a) (and cash in lieu of any fractional Obalon Shares) and (B) the ReShape Stock Certificate so surrendered shall immediately be canceled. Until surrendered as contemplated by this Section 2.09(c), each ReShape Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive Obalon Shares (and cash in lieu of any fractional Obalon Shares) as contemplated by this Article 2 and any distribution or dividend with respect to Obalon Shares, the record date for which is after the Effective Time. In the event of a transfer of ownership of shares of ReShape Common Stock or ReShape Series B Preferred Stock that is not registered in the transfer records of ReShape, a certificate or evidence of shares in book-entry form representing the proper number of Obalon Shares may be issued to a Person other than the Person in whose name the ReShape Stock Certificate so surrendered is registered if such ReShape Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuances shall pay any transfer or other Taxes required by reason of the issuance of the Obalon Shares to a Person other than the registered holder of such shares of ReShape Common Stock or ReShape Series B Preferred Stock or establish to the satisfaction of Obalon that such Taxes have been paid or are not applicable. If any ReShape Stock Certificate shall have been lost, stolen or destroyed, Obalon may, in its discretion and as a condition precedent to the issuance of any certificate or evidence of shares in book-entry form representing Obalon Shares, require the owner of such lost, stolen or destroyed ReShape Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Obalon may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Obalon, or the Surviving Corporation with respect to such ReShape Stock Certificate.

(d)         No dividends or other distributions declared or made with respect to the Obalon Shares with a record date after the Effective Time shall be paid to the holder of unsurrendered ReShape Stock Certificate with respect to the Obalon Shares that such holder has the right to receive pursuant to the Merger until such holder surrenders such ReShape Stock Certificate in accordance with this Section 2.09. All such dividends and other distributions shall be paid by Obalon to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such ReShape Stock Certificate in accordance with this Section 2.09. Following surrender of any such ReShape Stock Certificate there shall be paid to the recordholder thereof, at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such Obalon Shares.

(e)         Any portion of the Exchange Fund that remains undistributed to holders of ReShape Stock Certificates as of the date one (1) year after the Closing Date shall be delivered to Obalon upon demand and any holders of ReShape Stock Certificates who have not therefore surrendered their ReShape Stock Certificates to the Exchange Agent in accordance with this Section 2.09(e) any holders of Book-Entry Shares who have not theretofore cashed any check payable to them in accordance with Section 2.07(b), shall thereafter look only to Obalon for satisfaction of their claims for Obalon Shares, cash in lieu of fractional Obalon Shares and any dividends or distributions with respect to Obalon Shares, subject to applicable abandonee property law, escheat law or similar Law.

(f)         Neither Obalon nor the Surviving Corporation shall be liable to any current or former holder of ReShape Common Stock or ReShape Series B Preferred Stock or to any other Person with respect to any Obalon Shares (or dividends or distributions with respect thereto), or for any cash amounts, properly delivered to any public official in compliance with any applicable abandoned property law, escheat law or similar Law. If any ReShape Stock Certificate shall not have been surrendered prior to five (5) years after the Closing Date (or immediately prior to such earlier date on which any Obalon Shares or any dividends or other distributions payable to the holder of such ReShape Stock Certificate would otherwise escheat to or become the property of any Governmental Body), any Obalon Shares issuable upon the surrender of, or any dividends or other distributions in respect of, such ReShape Stock Certificate shall, to the extent permitted by applicable Law, become the property of Obalon, free and clear of all claims or interest of any Person previously entitled thereto.

2.10      Dissenting Shares. Notwithstanding any provision in this Agreement to the contrary, shares of ReShape Common Stock outstanding as of immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) will not be converted into the right to receive the applicable portion of Merger Consideration. Holders of such Dissenting Shares will instead be entitled to receive payment for the fair value of such Dissenting Shares as determined in accordance with Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal, such Dissenting Shares will be treated as if they had been converted as of the Effective Time into the right to receive the applicable portion of the Merger Consideration. ReShape will give Obalon prompt notice of any demands received by ReShape for appraisal of shares and withdrawals of any such demand, and any other communications delivered to ReShape pursuant to or in connection with Section 262 of the DGCL, and ReShape will have the right to direct all negotiations and proceedings with respect to such demands (including settlement offers).

2.11      Withholding. Each of Obalon, Merger Sub and the Surviving Corporation (as applicable) shall be entitled to deduct or withhold such amounts as it determines, in its sole discretion, are necessary to cover all required withholdings from the amounts payable (including Obalon Shares deliverable) under this Agreement in accordance with the Code and any other applicable Law, and the Exchange Agent shall be entitled to so deduct or withhold to the extent it is entitled as set forth in the General Instructions in the letter of transmittal. Any such withheld of deducted amount shall be timely paid over to the appropriate Governmental Body and treated as though such amount had been paid to the Person in respect of whom such withholding was required.

2.12      Interest; No Liability. All payments made pursuant to this Article 2, shall be without interest. None of Obalon, Merger Sub nor the Surviving Corporation shall be liable to any Person in respect of any cash or securities delivered to a public official pursuant to any applicable abandoned property law, escheat law or similar Law.

2.13      Adjustments to Prevent Dilution. Without limiting the other provisions of this Agreement, in the event that ReShape changes the number of Total ReShape Outstanding Shares issued and outstanding prior to the Effective Time or Obalon changes the number of Total Obalon Outstanding Shares issued and outstanding prior to the Effective Time, in either case, as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the consideration paid in accordance with this Agreement, including the Exchange Ratio, shall be equitably adjusted to reflect such change.

2.14      Further Action. If, at any time after the Effective Time, any further action is determined by Obalon or ReShape to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to rights and property of Merger Sub and ReShape, the officers and directors of the Obalon shall be further authorized to take such action. Obalon, Merger Sub and the Surviving Corporation also shall take such further actions as may be necessary or desirable to ensure that the Exchange Agent sends out the letters of transmittal to holders of ReShape Common Stock or ReShape Series B Preferred Stock and issues certificates or evidence of shares in book-entry form representing Obalon Shares to such stockholders in accordance with Section 2.09.

2.15      Post-Merger Operations. The Obalon Board shall take all necessary corporate action to cause the following to occur as of the Effective Time: (i) the directors constituting the Obalon Board shall be as set forth in Schedule 2.15 and duly nominated by the Obalon Board prior to the Effective Time, subject to such individuals’ ability and willingness to serve; (ii) the committees of the Obalon Board shall be as set forth in Schedule 2.15, and the chairpersons of each such committee shall be designated in accordance with the provisions of Schedule 2.15, subject to such individuals’ ability and willingness to serve; (iii) the non-executive chairman of the Obalon Board be designated in accordance with the provisions of Schedule 2.15, subject to such individual’s ability and willingness to serve; and (iv) the Chief Executive Officer and Chief Financial Officer of Obalon shall be as set forth in Schedule 2.15. In the event any designee identified on Schedule 2.15 becomes unable or unwilling to serve as a director on the Obalon Board or executive officer of Obalon as of the Effective Time, or as a chairperson of a committee or as chairman, a replacement for such designee shall be determined by ReShape.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF RESHAPE

Except as disclosed in (a) the ReShape SEC Documents furnished or filed prior to the date hereof (excluding any disclosures relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature) or (b) the confidential disclosure schedule delivered by ReShape to Obalon prior to the execution and delivery of this Agreement (the “ReShape Disclosure Schedule”), ReShape represents and warrants to Obalon as follows:

3.01      Organization and Corporate Power. ReShape is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Each of the Subsidiaries of ReShape is a corporation or other entity duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization. Each of ReShape and its Subsidiaries has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to hold such authorizations, licenses and permits would not have a Material Adverse Effect on ReShape. Each of ReShape and its Subsidiaries is duly qualified or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect on ReShape. True and complete copies of the certificate of incorporation and bylaws of ReShape, as in effect as of the date hereof, have been heretofore made available to Obalon.

3.02      Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and each other agreement, document, instrument or certificate contemplated hereby by ReShape and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of ReShape, and, subject to obtaining the ReShape Stockholder Approval, no other proceedings on ReShape’s part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of the other parties hereto, this Agreement constitutes a valid and binding obligation of ReShape, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

3.03      Capital Stock.

(a)         The authorized capital stock of ReShape consists of 275,000,000 shares of ReShape Common Stock and 5,000,000 shares of preferred stock, of which, as of January 12, 2021 (the “Measurement Date”), 6,166,554 shares of ReShape Common Stock, three shares of ReShape Series B Preferred Stock, which are convertible into 1,250 shares of ReShape Common Stock, and 95,388 shares of ReShape Series C Preferred Stock, which are convertible into 38 shares of ReShape Common Stock, were issued and outstanding.

(b)         Section 3.03(b) of the ReShape Disclosure Schedule sets forth a true and complete list as of the Measurement Date of the outstanding ReShape Options and ReShape Warrants, including, with respect to each ReShape Option and ReShape Warrant, the number of shares of ReShape Common Stock issuable thereunder or with respect thereto, the holder thereof and the exercise price (if any), and ReShape has granted no other such awards since the Measurement Date and prior to the date of this Agreement.

(c)         All of the outstanding shares of ReShape Common Stock and ReShape Preferred Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive or similar rights. All of the issued and outstanding shares of ReShape Common Stock and ReShape Preferred Stock were issued in compliance with all applicable Laws concerning the issuance of securities. ReShape does not have any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by ReShape. Except as set forth on Section 3.03(b) of the ReShape Disclosure Schedule, there are no outstanding (i) shares of capital stock or other equity interests or voting securities of ReShape, (ii) securities convertible or exchangeable, directly or indirectly, into capital stock of ReShape, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require ReShape to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of ReShape, (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to ReShape or (v) bonds, debentures, notes or other indebtedness of ReShape having the right to vote on any matters on which stockholders of ReShape may vote.

(d)         All of the outstanding ReShape Options have been duly authorized by all necessary corporate action and were granted in accordance with the terms of all applicable Plans and applicable Laws.

3.04      Subsidiaries. All of the outstanding shares of capital stock or equivalent equity interests of each of ReShape’s Subsidiaries are owned of record and beneficially, directly or indirectly, by

ReShape free and clear of all material Liens, pledges, security interests or other encumbrances (other than Permitted Liens).

3.05      No Breach. Except with respect to clauses (ii) and (iii), for any conflicts, violations, breaches, defaults or other occurrences which would not constitute a Material Adverse Effect on ReShape, the execution, delivery and performance of this Agreement by ReShape and the consummation of the transactions contemplated hereby do not (i) conflict with or violate ReShape’s Organizational Documents, (ii) assuming all consents, approvals authorizations and other actions described in Section 3.06 have been obtained and all filings and obligations described in Section 3.06 have been made, conflict with or violate any Law, statute, rule or regulation or order, judgment or decree to which ReShape, its Subsidiaries or any of its properties or assets is subject or (iii) conflict with or result in any material breach of, constitute a material default under, result in a material violation of, give rise to a right of termination, cancellation or acceleration under, give rise to any penalties, repayment obligations, special assessments or additional payments under, result in the creation of any Lien upon any assets of ReShape, or require any authorization, consent, waiver, approval, filing, exemption or other action by or notice to any court, other Governmental Body or other third party, under the provisions of any ReShape Material Contract.

3.06      Consents, etc. Except for (i) applicable requirements of the Exchange Act, (ii) the filing of the Registration Statement under the Securities Act, (iii) any filings required under U.S. state securities Laws, (iv) any filings required by the OTCQB Market or NASDAQ, (v) the filing of the Certificate of Merger and (vi) any filings of appropriate documents with the relevant authorities of other states in which ReShape or any of its Subsidiaries is qualified to do business, in each case, which have or will be made, ReShape is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. Other than as stated above, no consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by ReShape in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except for those consents, approvals and authorizations the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ReShape.

3.07      SEC Reports; Disclosure Controls and Procedures.

(a)         ReShape has filed or furnished all reports and other documents with the SEC required to be filed or furnished by ReShape since December 31, 2018 (the “ReShape SEC Documents”). As of their respective filing dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing): (i) each of the ReShape SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), and the requirements of SOX, each as in effect on the date so filed or furnished, and (ii) none of the ReShape SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)         The financial statements (including related notes, if any) contained in the ReShape SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not have contained notes and were subject to normal and recurring year-end adjustments); and (iii) fairly presented in all material respects the consolidated financial position of ReShape and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of ReShape and its consolidated Subsidiaries for the periods covered thereby.

(c)         ReShape has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. ReShape (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by ReShape in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to ReShape’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the date of this Agreement, to ReShape’s auditors and the audit committee of the ReShape Board (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect ReShape’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in ReShape’s internal control over financial reporting. Since December 31, 2018, any material change in internal control over financial reporting required to be disclosed in any ReShape SEC Document has been so disclosed.

(d)         Since the ReShape Balance Sheet Date, (i) neither ReShape nor any of its Subsidiaries nor, to the knowledge of ReShape, any director, officer, employee, auditor, accountant or representative of ReShape or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of ReShape or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that ReShape or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and, (ii) to the knowledge of ReShape, no attorney representing ReShape or any of its Subsidiaries, whether or not employed by ReShape or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, by ReShape or any of its officers, directors, employees or agents to the board of directors or any committee thereof or to any director or executive officer of ReShape.

(e)         ReShape is in material compliance with the applicable listing and corporate governance rules and regulations of the OTCQB Market.

3.08      No Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the unaudited consolidated balance sheet of ReShape as of September 30, 2020, included in the ReShape SEC Documents; (b) as incurred after the date thereof in the ordinary course of business consistent with past practice or (c) as set forth in Section 3.08 of the ReShape Disclosure Schedule, ReShape, together with its Subsidiaries, does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, in each case required by GAAP to be reflected or reserved against in the consolidated balance sheet of ReShape and its Subsidiaries (or disclosed in the notes to such balance sheet), that, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect on ReShape.

3.09      Absence of Certain Developments. Since the ReShape Balance Sheet Date, there has not been any Material Adverse Effect on ReShape. Except as expressly contemplated hereby, since the

ReShape Balance Sheet Date, ReShape has carried on and operated its business in all material respects in the ordinary course of business consistent with past practice, and ReShape has not:

(a)         amended or modified its Organizational Documents;

(b)         sold, leased, assigned, transferred or purchased any material tangible assets, in each case in a single or related series of transactions, except in the ordinary course of business;

(c)         issued, sold, redeemed or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities;

(d)         prior to the date hereof, declared or paid any dividend or other distribution of the assets of ReShape;

(e)         made or approved any material changes in its employee benefit plans or made any material changes in wages, salary, or other compensation, including severance, with respect to its current or former officers, directors or executive employees other than increases in base salaries and wages that are consistent with past practices or as required by applicable Law or any ReShape Plan;

(f)         paid, loaned or advanced (other than the advance or reimbursement of business expenses in the ordinary course of business consistent with past practice or 401(k) plan loans) any amounts to, or sold, transferred or leased any of its assets to, or entered into any other transactions with, any of its Affiliates, or made any loan to, or entered into any other transaction with, any of its directors or officers outside the ordinary course of business or other than at arm’s length;

(g)         except as required by applicable Law, adopted, terminated or materially amended any ReShape Plans;

(h)         hired or terminated any officers or employees of ReShape with annual cash compensation in excess of $100,000;

(i)          commenced or settled any Action in which the amount in dispute is in excess of $100,000;

(j)          made any material change in accounting principles, methods, procedures or policies, except as required by GAAP;

(k)         made, changed or revoked any material Tax election, or settled or compromised any material Tax claim or liabilities, or filed any substantially amended material Tax Return;

(l)          (i) authorized, proposed, entered into or agreed to enter into any plan of liquidation, dissolution or other reorganization or (ii) authorized, proposed, entered into or agreed to enter into any merger, consolidation or business combination with any Person;

(m)        except in the ordinary course of business, incurred or discharged any Indebtedness;

(n)         made capital expenditures or capital additions or betterments in excess of $100,000 in the aggregate;

(o)         suffered any material damage, destruction or loss, whether or not covered by insurance;

(p)         sold, assigned, transferred, abandoned or allowed to lapse or expire any material Intellectual Property rights (other than certain pending applications that have not been allowed or granted) or other intangible assets owned, used or licensed by ReShape in connection with any product of ReShape or the operation of its business;

(q)         been subject to any claim or written threat of infringement, misappropriation or other violation by or against ReShape of Intellectual Property rights of ReShape or a third party;

(r)         materially reduced the amount of any insurance coverage provided by existing insurance policies; or

(s)         committed to do any of the foregoing.

3.10      Title to Properties.

(a)         ReShape and its Subsidiaries have sufficient title to, or hold pursuant to valid and enforceable leases or other comparable contract rights, all of the personal property and other tangible assets necessary for the conduct of the business of ReShape and its Subsidiaries, taken as a whole, as currently conducted, in each case free and clear of any Liens (other than Permitted Liens), except where the failure to do so would not constitute a Material Adverse Effect on ReShape. To ReShape’s knowledge, all such items of tangible personal property are in operating condition and repair (ordinary wear and tear excepted) and have been maintained in accordance with normal industry practices.

(b)         The leased real property described in Section 3.10(b) to the ReShape Disclosure Schedule (the “ReShape Real Property”) constitutes all of the real property used, occupied or leased by ReShape or its Subsidiaries. The ReShape Real Property leases are in full force and effect, and ReShape holds a valid and existing leasehold interest in the ReShape Real Property under each such applicable lease. Neither ReShape nor, to ReShape’s knowledge, any other party to the applicable ReShape Real Property leases is in default in any material respect under any of such leases. No event has occurred which, if not remedied, would result in a default by ReShape in any material respect under the ReShape Real Property leases, and, to ReShape’s knowledge, no event has occurred which, if not remedied, would result in a default by any party other than ReShape in any material respect under the ReShape Real Property leases.

3.11      Tax Matters.

(a)         (i) ReShape and its Subsidiaries have timely filed (taking into account any applicable extensions) all material Tax Returns required to be filed by them, (ii) such Tax Returns are complete and correct in all material respects, (iii) ReShape and its Subsidiaries have paid all Taxes as due and payable (whether or not shown on any Tax Return) and, (iv) as of the date of the ReShape Balance Sheet Date, any liability of ReShape or any of its Subsidiaries for accrued Taxes not yet due and payable, or which are being contested in good faith through appropriate proceedings, has been provided for in the financial statements of ReShape in accordance with applicable accounting practices and procedures. Since the date of the ReShape Balance Sheet, neither ReShape nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business.

(b)         No claim has been made in writing by any Governmental Body in a jurisdiction where ReShape or any of its Subsidiaries do not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction. There are no material liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of ReShape or any of its Subsidiaries. ReShape and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. Neither ReShape nor any of its Subsidiaries has been a party to any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(c)         No material deficiencies for Taxes with respect to ReShape or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Body. No material non-U.S., federal, state or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to ReShape or any of its Subsidiaries.

(d)         (A) There is no outstanding request for any extension of time for ReShape or any of its Subsidiaries to pay any material Tax or file any material Tax Return, other than any such request made in the ordinary course of business, and (B) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Tax of ReShape or any of its Subsidiaries that is currently in force.

(e)         Neither ReShape nor any of its Subsidiaries is a party to or bound by any Tax allocation, sharing or similar agreement (other than any commercial agreement entered into in the ordinary course of business that does not relate primarily to Taxes). Neither ReShape nor any of its Subsidiaries (A) has been a member of an affiliated group filing a combined, consolidated or unitary Tax Return (other than a group the common parent of which was ReShape) or (B) has liability for the Taxes of any Person (other than ReShape or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract, or otherwise (other than any commercial agreements entered into in the ordinary course of business that do not relate primarily to Taxes).

(f)         ReShape and its Subsidiaries have established procedures and have been in compliance with the medical device excise tax provisions imposed by Section 4191 of the Code since the effective date of such provisions and to the extent it is applicable to their operations.

(g)         Neither ReShape nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code (or any similar provision of state, local or non-U.S. Law).

(h)         Neither ReShape nor any of its Subsidiaries shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date or (B) election under Section 108(i) of the Code.

(i)          Neither ReShape nor any of its Subsidiaries have taken or have failed to take, prior to the Effective Time, any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(j)          Neither ReShape nor any of its Subsidiaries (i) has been a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law); (ii) has been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign law); (iii) has been a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; or (iv) has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(k)         None of ReShape’s non-U.S. Subsidiaries (i) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code; or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to United States Treasury Regulations Section 301.7701-5(a).

(l)          The prices and terms for the provision of any property or services by or to ReShape or any of its Subsidiaries are arm’s length for purposes of the relevant transfer pricing laws, and all related documentation required by such laws has been timely prepared or obtained and, if necessary, retained.

(m)        Neither ReShape nor any of its Subsidiaries has any item of income which could constitute subpart F income within the meaning of Section 952 of the Code.

(n)         Neither ReShape nor any of its Subsidiaries has participated in or cooperated with, or has agreed to participate in or cooperate with, or is participating in or cooperating with, any international boycott within the meaning of Section 999 of the Code.

(o)         ReShape has provided or made available to Obalon all documentation relating to, and is in full compliance with all terms and conditions of, any Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order of a territorial or non-U.S. government. The consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order.

3.12      Contracts and Commitments.

(a)         As of the date hereof, ReShape is not a party to nor bound by any:

(i)          “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to ReShape or any of its Subsidiaries that was required to be, but has not been, filed with the SEC with ReShape’s Annual Report on Form 10-K for the year ended December 31, 2019, or any ReShape SEC Documents filed after the date of filing of such Form 10-K until the date hereof;

(ii)         Contract (A) relating to the disposition or acquisition by ReShape or any of its Subsidiaries of a material amount of assets (1) after the date of this Agreement, other than in the ordinary course of business consistent with past practice, or (2) prior to the date hereof, which contains any material ongoing obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect that are reasonably likely, under any of them, to result in claims in excess of $100,000 or (B) pursuant to which ReShape or any of its Subsidiaries will acquire any material ownership interest in any other person or other business enterprise other than ReShape’s Subsidiaries;

(iii)       collective bargaining agreement or Contract with any labor union, trade organization or other employee representative body;

(iv)        Contract establishing any joint ventures, partnerships or similar arrangements;

(v)         Contract (A) prohibiting or materially limiting the right of ReShape to compete in any line of business or to conduct business with any Person or in any geographical area, (B) obligating ReShape to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party or (C) under which any Person has been granted the right to manufacture, sell, market or distribute any product of ReShape on an exclusive basis to any Person or group of Persons or in any geographical area but excluding any distribution, sales representative, sales agent or similar agreement under which ReShape has granted a Person an exclusive geographical area and under which ReShape paid commissions less than $100,000 to such Person in 2019 or from whom ReShape received less than $100,000 from the sale of product to said Person in 2019;

(vi)        Contract pursuant to which ReShape or any of its Subsidiaries (i) licenses any material Intellectual Property from another Person that is used by ReShape or one of its Subsidiaries in the conduct of its business as currently conducted that could require payment by ReShape or any Subsidiary of royalties or license fees exceeding $100,000 in any twelve (12) month period, or (ii) licenses ReShape Intellectual Property to another Person, except licenses provided to direct customers in the ordinary course of business;

(vii)       mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit of $100,000 or more, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned subsidiaries, in each case in the ordinary course of business consistent with past practice;

(viii)      Contract providing for any guaranty by ReShape or any of its Subsidiaries of third-party obligations (under which ReShape or any of its Subsidiaries has continuing obligations as of the date hereof) of $100,000 or more, other than any guaranty by ReShape or any of its Subsidiaries’ obligations;

(ix)        Contract between ReShape, on the one hand, and any Affiliate of ReShape (other than a Subsidiary of ReShape), on the other hand (other than a ReShape Plan);

(x)         Contract containing a right of first refusal, right of first negotiation or right of first offer in favor of a party other than ReShape or its Subsidiaries;

(xi)        Contract under which ReShape and ReShape’s Subsidiaries are expected to make annual expenditures or receive annual revenues in excess of $100,000 during the current or a subsequent fiscal year; or

(xii)       Contract to enter into any of the foregoing.

(b)         Obalon has been given access to a true and correct copy of all written ReShape Material Contracts, together with all material amendments, waivers or other changes thereto, and a correct and complete written summary setting forth the terms and conditions of each oral ReShape Material Contract.

(c)         Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ReShape, (i) ReShape is not in default under any Contract listed, or required to be listed, in Section 3.12(a) of the ReShape Disclosure Schedule (each, a “ReShape Material Contract” and, collectively, the “ReShape Material Contracts”) and (ii) to ReShape’s knowledge, as of the date hereof, the other party to each of the ReShape Material Contracts is not in default thereunder. Each ReShape Material Contract is legal and in full force and effect and is valid, binding and enforceable against ReShape and, to ReShape knowledge, each other party thereto. As of the date hereof, no party to any ReShape Material Contract has given any written notice, or to the knowledge of ReShape, any notice (whether or not written) of termination or cancellation of any ReShape Material Contract or that it intends to seek to terminate or cancel any ReShape Material Contract (whether as a result of the transactions contemplated hereby or otherwise).

3.13      Intellectual Property.

(a)         All of the issued patents, registered domain names, registered trademarks and service marks, registered copyrights and pending applications for any of the foregoing that are still being prosecuted, that are currently owned by ReShape or any of its Subsidiaries are set forth in Section 3.13 of the ReShape Disclosure Schedule (together with all material unregistered Intellectual Property currently owned, “ReShape Intellectual Property”). (i) One or more of ReShape and its Subsidiaries owns and possesses all right, title and interest in and to each item of the ReShape Intellectual Property free and clear of all liens other than Permitted Liens; (ii) to the knowledge of ReShape, no Person is currently infringing, misappropriating, diluting or otherwise violating, or has previously within the past four (4) years infringed, misappropriated, diluted or otherwise violated, any ReShape Intellectual Property; and (iii) no Person has provided written notice of a claim or action or, to the knowledge of ReShape, threatened a claim or action, challenging the ownership, validity or scope of any ReShape Intellectual Property, and no item of ReShape Intellectual Property is the subject of any outstanding order, injunction, judgment, decree or ruling enacted, adopted, promulgated or applied by a Governmental Body or arbitrator of which ReShape has received written notice.

(b)         To ReShape’s knowledge, ReShape and its Subsidiaries, their Products and the business of ReShape and its Subsidiaries as currently conducted, does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property owned by another Person and has not infringed, misappropriated, diluted or otherwise violated any Intellectual Property owned by another Person within the past four (4) years. ReShape and its Subsidiaries have not, within the past four (4) years, received any charge, complaint, claim, demand, notice or other communication alleging any infringement, misappropriation, dilution or other violation (including any claim that ReShape or a Subsidiary must license or refrain from using any Intellectual Property of another Person in order to avoid infringement, misappropriation, dilution or other violation) of the Intellectual Property of another Person, and there is no pending action, claim, or suit alleging any such infringement, misappropriation, dilution or violation.

(c)         ReShape and its Subsidiaries own or have the right to use all Technology necessary for the manufacture, use and sale of Products, as currently marketed for sale, and for the conduct of the business of ReShape and such Subsidiary, respectively, as currently conducted; provided, however, that the foregoing will not be interpreted as a representation regarding the infringement, misappropriation, dilution or other violation of Intellectual Property owned by another Person, which topic is dealt with exclusively in Section 3.13(b) above.

(d)         ReShape and its Subsidiaries have taken commercially reasonable efforts to protect and preserve their rights in all ReShape Intellectual Property. To the knowledge of ReShape, all employees, contractors and consultants who have created Intellectual Property used in the conduct of the business of ReShape or a Subsidiary as currently conducted have assigned to one or more of ReShape or its Subsidiaries all of their rights therein, to the full extent permitted by Law and to the extent such rights would not automatically vest with ReShape or one of its Subsidiaries by operation of Law.

3.14      Litigation. There are (a) no Actions pending or, (b) to ReShape’s knowledge, no Actions threatened against ReShape or any of its Subsidiaries, at law or in equity, or before or by any federal, state, provincial, municipal or other governmental or regulatory department, commission, board, bureau, agency or instrumentality, domestic or foreign, and ReShape and its Subsidiaries are not subject to or in violation of any outstanding judgment, order or decree of any court or Governmental Body in each case that would, individually or in the aggregate, have a Material Adverse Effect on ReShape. This Section 3.14 shall not apply to Taxes, with respect to which exclusively the representations and warranties in Section 3.11 shall apply.

3.15      Insurance. Section 3.15 of the ReShape Disclosure Schedule lists each material insurance policy maintained by ReShape or, to ReShape’s knowledge, under which ReShape is a named insured or otherwise the principal beneficiary of coverage, including the policy number and the period, type and amount of coverage. All such insurance policies are in full force and effect and shall continue in effect until the Closing Date. Such insurance policies are sufficient, in all material respects in the aggregate, with the operation of ReShape’s business for the industry in which it operates. ReShape is not in default with respect to its obligations under any such insurance policies and, to ReShape’s knowledge, there is no threatened termination of, or threatened premium increase with respect to, any of such policies, other than in connection with ReShape’s annual renewal process.

3.16      Employee Benefit Plans.

(a)         Section 3.16 of the ReShape Disclosure Schedule lists all material ReShape Plans. Each ReShape Plan that is intended to meet the requirements to be qualified under Section 401(a) of the Code has received a favorable determination letter or is covered by a favorable opinion letter from the Internal Revenue Service that remains current to the effect that the form of such ReShape Plan is so qualified, and ReShape is not aware of any facts or circumstances that would reasonably be expected to jeopardize the qualification of such ReShape Plan. Each ReShape Plan complies in form and in operation in all material respects with the requirements of the Code, ERISA and other applicable Law; and ReShape has not become subject to any material liability by reason of (i) a failure to make any contribution to a ReShape Plan intended to be qualified under Section 401(a) of the Code within the time prescribed for the contribution under ERISA, or (ii) a breach of fiduciary duty or prohibited transaction under ERISA or any other applicable Law, in each case with respect to a ReShape Plan.

(b)         With respect to each material ReShape Plan, ReShape has made available true and complete copies of the following (as applicable) prior to the date hereof: (i) the plan document, including all amendments thereto or, with respect to any unwritten plan, a summary of all material terms thereof; (ii) the summary plan description along with all summaries of material modifications thereto; (iii) all related trust instruments or other funding-related documents; (iv) a copy of the most recent financial statements for the plan; (v) a copy of all material correspondence with any Governmental Body relating to a ReShape Plan received or sent within the last two years and (vi) the most recent determination or opinion letter.

(c)         Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on ReShape, with respect to the ReShape Plans, (i) all required contributions to, and premiums payable in respect of, such ReShape Plan have been made or, to the extent not required to be made on or before the date hereof, have been properly accrued on ReShape’s financial statements in accordance with GAAP, and (ii) there are no actions, audits, suits or claims pending or, to ReShape’s knowledge, threatened, other than routine claims for benefits.

(d)         No ReShape Plan is, and neither ReShape nor any of its ERISA Affiliates has at any time in the past six years sponsored or contributed to, or has or has had any liability or obligation whether fixed or contingent, with respect to (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) a single employer plan or other pension plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), or (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). Neither ReShape nor its Subsidiaries has any obligation to provide a current or former employee or other service provider (or any spouse or dependent thereof) any life insurance or medical or health benefits after his or her termination of employment with ReShape or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state Law and coverage through the end of the month of termination of employment.

(e)         Except as otherwise contemplated by this Agreement, neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will, either individually or together with the occurrence of some other event (including a termination of employment or service), (i) result in any payment (including severance, bonus or other similar payment) becoming due to any current or former director, employee or individual independent contractor, (ii) increase or otherwise enhance any benefits or compensation otherwise payable to any such individual, (iii) result in the acceleration of the time of payment or vesting of any benefits under any ReShape Plan, (iv) require ReShape or its Subsidiaries to set aside any assets to fund any benefits under a ReShape Plan or result in the forgiveness in whole or in part of any outstanding loans made by ReShape to any Person, or (v) result in the payment of any “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax under Code Section 4999 or Section 409A (or, in either case, any corresponding provision of state, local or foreign Tax law). ReShape has no obligation to pay any gross-up in respect of any Tax under Code Section 4999 or Section 409A (or any corresponding provision of state, local or foreign Tax law).

3.17      Compliance with Law; Permits.

(a)         ReShape and each of its Subsidiaries hold all Permits from Governmental Bodies required to operate their respective businesses as they are being conducted as of the date hereof, and all of such Permits are in full force and effect, except where the failure to obtain or have any such Permit would, individually or in the aggregate, not reasonably be expected to have a Material Adverse Effect on ReShape, and no proceeding is pending or, to the knowledge of ReShape, threatened to revoke, suspend, cancel, terminate or adversely modify any such Permit. Neither ReShape nor any of its Subsidiaries is in material violation of, or in default under, any Law, in each case applicable to ReShape or any of its Subsidiaries or any of their respective assets and properties. Notwithstanding the foregoing, this Section 3.17 shall not apply to Taxes, employee benefit plans, environmental matters, labor and employment matters or regulatory matters, which are the subjects exclusively of the representations and warranties in Section 3.11, Section 3.16, Section 3.18, Section 3.19 and Section 3.20, respectively.

(b)         None of ReShape, any of ReShape’s Subsidiaries, any of their respective officers or employees or, to the knowledge of ReShape, any of its suppliers, distributors, licensees or agents, or any other Person acting on behalf of ReShape or any of its Subsidiaries, directly or indirectly, has (i) made or received any payments in violation of any Law (including the U.S. Foreign Corrupt Practices Act), including any contribution, payment, commission, rebate, promotional allowance or gift of funds or property or any other economic benefit to or from any employee, official or agent of any Governmental Body where either the contribution, payment, commission, rebate, promotional allowance, gift or other economic benefit, or the purpose thereof, was illegal under any Law (including the U.S. Foreign Corrupt Practices Act) (any such payment, a “Prohibited Payment”); (ii) provided or received any product or services in violation of any Law (including the U.S. Foreign Corrupt Practices Act); or (iii) been subject to any investigation by any Governmental Body with regard to any Prohibited Payment.

3.18      Environmental Compliance and Conditions. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ReShape,

(a)         ReShape is and has been in compliance with all Environmental Laws;

(b)         ReShape holds, and is and has been in compliance with, all authorizations, licenses and permits required under Environmental Laws to operate its business at the ReShape Real Property as presently conducted;

(c)         ReShape has not received any notice from any Governmental Body or third party regarding any actual or alleged violation of Environmental Laws or any Liabilities or potential Liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under Environmental Laws;

(d)         no Hazardous Substance has ever been released, generated, treated, contained, handled, used, manufactured, processed, buried, disposed of, deposited or stored by ReShape or on, under or about any of the real property occupied or used by ReShape. ReShape has not disposed of or released or allowed or permitted the release of any Hazardous Substance at any real property, including the ReShape Real Property, so as to give rise to Liability for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under CERCLA or any other Environmental Laws; and

(e)         to ReShape’s knowledge, there are no and have never been any Hazardous Substances present on, at, in or under any real property currently or formerly owned, leased or used by ReShape for which ReShape has, or may have, Liability.

3.19      Employment and Labor Matters. ReShape is not a party to or bound by any collective bargaining agreement or other agreement with a labor union, works council or other employee representative body, and there are no such agreements which pertain to employees of ReShape in existence or in negotiation; and no employees of ReShape are represented by a labor union, works council or other employee representative body (other than any statutorily mandated representation in non-U.S. jurisdictions). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on ReShape, (a) ReShape has not experienced any strike or grievance, claim of unfair labor practices, or other collective bargaining dispute within the past two (2) years; and (b) there are no Actions or any disputes pending or threatened (A) between ReShape and any of its current or former employees or individual independent contractors or (B) by or before any Governmental Body affecting ReShape concerning employment matters. There is no current campaign being conducted to solicit cards from or otherwise organize employees of ReShape or to authorize a labor union, works council or other employee representative body to request that the National Labor Relations Board (or any other Governmental Body) certify or otherwise recognize such a body with respect to employees of ReShape, and ReShape has not been subject to an application by a labor union, works council or other employee representative body to be declared a common or related employer under labor relations legislation. ReShape is in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, discrimination, employment equity, workers’ compensation, safety and health, worker classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and non-exempt employees), the Worker Adjustment and Retraining Notification Act (“WARN”) and any similar foreign, state, provincial or local “mass layoff” or “plant closing” Law. There has been no “mass layoff” or “plant closing” (as defined by WARN or any similar foreign, state, provincial or local Laws) with respect to ReShape within the six (6) months prior to the date hereof. As of the date hereof, to ReShape’s knowledge, no current executive, key employee or group of employees has given notice of termination of employment or otherwise disclosed plans to ReShape or any of its Subsidiaries to terminate employment with ReShape or any of its Subsidiaries within the next twelve (12) months.

3.20      FDA and Regulatory Matters.

(a)         Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on ReShape, ReShape is, and since December 31, 2017, has been, in compliance with all Healthcare Laws applicable to ReShape and its Products. Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on ReShape, the design, development, investigation, manufacture, testing, sale, marketing and distribution of Products by or on behalf of ReShape is being, and has been since December 31, 2017, conducted in material compliance with all applicable Healthcare Laws, including, without limitation, requirements relating to clinical and non-clinical research, product approval or clearance, premarketing notification, labeling, advertising and promotion, record-keeping, adverse event reporting, reporting of corrections and removals, and current good manufacturing practices for medical device products. ReShape and, to ReShape’s knowledge, any contract manufacturers assisting in the manufacture of the Products or Product components are, and, since December 31, 2017, have been, in compliance with FDA’s device registration and listing requirements to the extent required by applicable Healthcare Laws insofar as they pertain to the manufacture of Products or Product components for ReShape, except as has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on ReShape. ReShape has not received written notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any Governmental Body, including, without limitation, the Centers for Medicare & Medicaid Services and the U.S. Department of Health and Human Services Office of Inspector General, or any comparable state or federal Governmental Body alleging potential or actual non-compliance by, or Liability of, ReShape under any Healthcare Law.

(b)         ReShape holds such Permits of Governmental Bodies required for the conduct of its business as currently conducted, including, without limitation, those Permits necessary to permit the design, development, pre-clinical and clinical testing, manufacture, labeling, sale, shipment, distribution and promotion of its Products in jurisdictions where it currently conducts such activities with respect to each Product (collectively, the “ReShape Licenses”), except to the extent where the failure to hold such Permits would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on ReShape. ReShape has fulfilled and performed all of its obligations with respect to each ReShape License and is in material compliance with all terms and conditions of each ReShape License, and, to ReShape’s knowledge, no event has occurred which allows, or after notice or lapse of time would allow, revocation, suspension or termination thereof or would result in any other impairment of the rights of the holder of any ReShape License, except to the extent where the failure to be in material compliance would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on ReShape. ReShape has not received any written information or notification from the FDA or any other Governmental Body with jurisdiction over the testing, marketing, sale, use, handling and control, safety, efficacy, reliability, distribution or manufacturing of medical devices which would reasonably be expected to lead to the denial of any application for marketing approval or clearance currently pending before the FDA or any other Governmental Body.

(c)         All material filings, reports, documents, claims, submissions and notices required to be filed, maintained or furnished to the FDA, state or other Governmental Bodies have been so filed, maintained or furnished and were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing), including adverse event reports, medical device reports and reports of corrections and removals with regard to the Products. All applications, notifications, submissions, information, claims, reports, filings and other data and conclusions derived therefrom utilized as the basis for, or submitted in connection with, any and all requests for a ReShape License from the FDA or other Governmental Body relating to ReShape or its businesses or the Products, when submitted to the FDA or any other Governmental Body, whether oral, written or electronically delivered, were true, accurate and complete in all material respects as of the date of submission. Any necessary or required updates, changes, corrections or modifications to such applications, notifications, submissions, information, claims, reports, filings and other data have been submitted to the FDA or other Governmental Body and as so updated, changed, corrected or modified remain true, accurate and complete in all material respects and do not materially misstate any of the statements or information included therein or omit to state a material fact necessary to make the statements therein not misleading.

(d)         ReShape has not received any written notice or other communication from the FDA or any other Governmental Body contesting the pre-market clearance or approval of, the uses of or the labeling and promotion of any of the Products. No manufacturing site which assists in the manufacture of the Products or Product components (whether ReShape-owned or operated or that of a contract manufacturer for any Products or Product components) has been subject to a Governmental Body (including the FDA) shutdown or import or export detention, refusal or prohibition. Neither ReShape nor, to ReShape’s knowledge, any manufacturing site which assists in the manufacture of any material Products or material Product components (whether ReShape-owned or operated or that of a contract manufacturer for the Products or Product components) has received, since December 31, 2017, any FDA Form 483 or other Governmental Body notice of inspectional observations or adverse findings, “warning letters,” “untitled letters” or similar correspondence or notice from the FDA or other Governmental Body alleging or asserting noncompliance with any applicable Healthcare Laws or ReShape Licenses or alleging a lack of safety or effectiveness from the FDA or any other Governmental Body, and, to ReShape’s knowledge, there is no such action or proceeding pending or threatened.

(e)         The FDA has not mandated that ReShape recall any of its Products. There are no recalls of any of ReShape’s Products contemplated by ReShape or pending. Since December 31, 2017, there have been no recalls (either voluntary or involuntary), field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action relating to an alleged lack of safety, efficacy or regulatory compliance of any Product or Product component, or seizures ordered or adverse regulatory actions taken (or, to ReShape’s knowledge, threatened) by the FDA or any Governmental Body with respect to any of the Products or Product components or any facilities where Products or Product components are developed, designed, tested, manufactured, assembled, processed, packaged or stored.

(f)         Except as set forth on Section 3.20(f) of the ReShape Disclosure Schedule, there are no clinical trials that are being conducted as of the date hereof by or on behalf of, or sponsored by, ReShape.

(g)         ReShape is not the subject of any pending or, to the knowledge of ReShape, threatened investigation regarding ReShape or the Products by the FDA pursuant to the FDA Fraud Policy. Neither ReShape nor, to the knowledge of ReShape, any officer, employee, agent or distributor of ReShape has made an untrue statement of material fact to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Body to invoke the FDA Fraud Policy or any similar policy. Neither ReShape nor, to the knowledge of ReShape, any officer, employee, agent or distributor of ReShape has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law. No claims, actions, proceedings or investigation that would reasonably be expected to result in a debarment or exclusion are pending or, to the knowledge of ReShape, threatened, against ReShape or, to the knowledge of ReShape, any of its directors, officers, employees or agents.

3.21      Brokerage. Other than Maxim Group LLC, no Person shall be entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement made by or on behalf of ReShape. Obalon has been given access to a true and correct copy of all Contracts entitling any person to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement made by or on behalf of ReShape, together with all amendments, waivers or other changes thereto.

3.22      Disclosure. None of the information supplied or to be supplied by or on behalf of ReShape for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC and becomes effective under the Securities Act or (b) the Joint Proxy Statement will, at the time the Joint Proxy Statement is mailed to the ReShape Stockholders, or at the time of the ReShape Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein, necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the ReShape Stockholders’ Meeting which has become false or misleading. The Joint Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, ReShape makes no representation or warranty with respect to any information supplied by or to be supplied by Obalon that is included or incorporated by reference in the foregoing document. The representations and warranties contained in this Section 3.22 will not apply to statements or omissions included in the Registration Statement or Joint Proxy Statement upon information furnished to ReShape in writing by the other parties hereto specifically for use therein.

3.23      Board Approval; Vote Required.

(a)         The ReShape Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held, has duly (i) determined that this Agreement and the Merger are in the best interests of ReShape and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and declared this Agreement advisable and (iii) recommended that the stockholders of ReShape adopt this Agreement. As of the date of this Agreement, such resolutions have not been amended or withdrawn.

(b)         Other than the ReShape Stockholder Approval, no other corporate proceeding is necessary to authorize the execution, delivery or performance of this Agreement and the transactions contemplated thereby.

3.24      Opinion. The ReShape Board has received the written opinion of Maxim Group LLC, as of the date of such opinion and based upon and subject to the assumptions made, matters considered and limits on the review undertaken set forth therein, as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of shares of ReShape capital stock.

3.25      No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 3 OF THIS AGREEMENT (AS MODIFIED BY THE RESHAPE DISCLOSURE SCHEDULE), RESHAPE MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND RESHAPE HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY

OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF OBALON AND MERGER SUB

Except as disclosed in (a) the Obalon SEC Documents furnished or filed prior to the date hereof (excluding any disclosures relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature) or (b) the confidential disclosure schedule delivered by Obalon to ReShape prior to the execution and delivery of this Agreement (the “Obalon Disclosure Schedule”), Obalon and Merger Sub represent and warrant to ReShape as follows:

4.01      Organization and Corporate Power. Obalon is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Each of the Subsidiaries of Obalon is a corporation or other entity duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization. Each of Obalon and its Subsidiaries has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to hold such authorizations, licenses and permits would not have a Material Adverse Effect on Obalon. Each of Obalon and its Subsidiaries is duly qualified or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect on Obalon. True and complete copies of the certificate of incorporation and bylaws of Obalon, as in effect as of the date hereof, have been heretofore made available to ReShape.

4.02      Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and each other agreement, document, or instrument or certificate contemplated hereby by Obalon and Merger Sub and, subject to obtaining the Obalon Stockholder Approval, the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Obalon and Merger Sub, and, subject to obtaining the Obalon Stockholder Approval, the resolution to issue Obalon Shares to former holders of ReShape Common Stock and ReShape Series B Preferred Stock in connection with the Merger and the implementation of the Certificate of Incorporation, no other proceedings on Obalon’s or Merger Sub’s part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of the other parties hereto, this Agreement constitutes a valid and binding obligation of Obalon and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.03      Capital Stock.

(a)         The authorized capital stock of Obalon consists of 100,000,000 Obalon Shares and 10,000,000 shares of preferred stock, of which, as of the Measurement Date, 7,770,698 Obalon Shares and no shares of preferred stock were issued and outstanding.

(b)         Section 4.03(b) of the Obalon Disclosure Schedule sets forth a true and complete list as of the Measurement Date of the outstanding Obalon Shares, Obalon Options, Obalon RSUs and

Obalon Warrants, including, with respect to each Obalon Option, Obalon RSU award and Obalon Warrant, the number of Obalon Shares issuable thereunder or with respect thereto, the holder thereof thereto and the exercise price (if any), and Obalon has granted no other such awards since the Measurement Date and prior to the date of this Agreement. There are no outstanding Obalon ESPP Purchase Rights as of the date hereof.

(c)         All of the outstanding Obalon Shares have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive or similar rights. All of the issued and outstanding Obalon Shares were issued in compliance with all applicable Laws concerning the issuance of securities. Obalon does not have any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by Obalon. Except as set forth on Section 4.03(b) of the Obalon Disclosure Schedule, there are no outstanding (i) shares of capital stock or other equity interests or voting securities of Obalon; (ii) securities convertible or exchangeable, directly or indirectly, into capital stock of Obalon; (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require Obalon to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of Obalon; (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to Obalon or (v) bonds, debentures, notes or other indebtedness of Obalon having the right to vote on any matters on which stockholders of Obalon may vote.

(d)         All of the outstanding Obalon Options and Obalon RSUs have been duly authorized by all necessary corporate action and were granted in accordance with the terms of all applicable Plans and applicable Laws.

4.04      Subsidiaries. All of the outstanding shares of capital stock or equivalent equity interests of each of Obalon’s Subsidiaries are owned of record and beneficially, directly or indirectly, by Obalon free and clear of all material Liens, pledges, security interests or other encumbrances (other than Permitted Liens).

4.05      No Breach. Except with respect to clauses (ii) and (iii), for any conflicts, violations, breaches, defaults or other occurrences which would not constitute a Material Adverse Effect on Obalon, the execution, delivery and performance of this Agreement by Obalon and, subject to obtaining the Obalon Stockholder Approval, the consummation of the transactions contemplated hereby do not (i) conflict with or violate Obalon’s Organizational Documents, (ii) assuming all consents, approvals, authorizations and other actions described in Section 4.06 have been obtained and all filings and obligations described in Section 4.06 have been made, conflict with or violate any Law, statute, rule or regulation or order, judgment or decree to which Obalon, its Subsidiaries or any of its properties or assets is subject or (iii) conflict with or result in any material breach of, constitute a material default under, result in a material violation of, give rise to a right of termination, cancellation or acceleration under, give rise to any penalties, repayment obligations, special assessments or additional payments under, result in the creation of any Lien upon any assets of Obalon or require any authorization, consent, waiver, approval, filing, exemption or other action by or notice to any court, other Governmental Body or other third party, under the provisions of any Obalon Material Contract.

4.06      Consents, etc. Except for (i) applicable requirements of the Exchange Act, (ii) the filing of the Registration Statement under the Securities Act, (iii) any filings required under U.S. state securities Laws, (iv) any filings required by NASDAQ, (v) the filing of the Certificate of Merger and (vi) any filings of appropriate documents with the relevant authorities of other states in which Obalon or any of its Subsidiaries is qualified to do business, in each case which have or will be made, Obalon is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. Other than as stated above, no consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by Obalon in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except for those consents, approvals and authorizations the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Obalon.

4.07      SEC Reports; Disclosure Controls and Procedures.

(a)         Obalon has filed or furnished all reports and other documents with the SEC required to be filed or furnished by Obalon since January 1, 2020 (the “Obalon SEC Documents”). As of their respective filing dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing), (i) each of the Obalon SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and the requirements of SOX, each as in effect on the date so filed or furnished, and (ii) none of the Obalon SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)         The financial statements (including related notes, if any) contained in the Obalon SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC and except that the unaudited financial statements may not have contained notes and were subject to normal and recurring year-end adjustments) and (iii) fairly presented in all material respects the consolidated financial position of Obalon and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Obalon and its consolidated Subsidiaries for the periods covered thereby.

(c)         Obalon has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. Obalon (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by Obalon in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Obalon’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the date of this Agreement, to Obalon’s auditors and the audit committee of the Obalon Board (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect Obalon’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Obalon’s internal control over financial reporting. Since December 30, 2018, any material change in internal control over financial reporting required to be disclosed in any Obalon SEC Document has been so disclosed.

(d)         Since the Obalon Balance Sheet Date, (i) neither Obalon nor any of its Subsidiaries nor, to the knowledge of Obalon, any director, officer, employee, auditor, accountant or representative of Obalon or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Obalon or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Obalon or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and, (ii) to the knowledge of Obalon, no attorney representing Obalon or any of its Subsidiaries, whether or not employed by Obalon or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, by Obalon or any of its officers, directors, employees or agents to the board of directors or any committee thereof or to any director or executive officer of Obalon.

(e)         Obalon is in material compliance with the applicable listing and corporate governance rules and regulations of NASDAQ.

4.08      No Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the unaudited consolidated balance sheet of Obalon as of September 30, 2020, included in the Obalon SEC Documents; (b) as incurred after the date thereof in the ordinary course of business consistent with past practice or (c) as set forth in Section 4.08 of the Obalon Disclosure Schedule, Obalon, together with its Subsidiaries, does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, in each case required by GAAP to be reflected or reserved against in the consolidated balance sheet of Obalon and its Subsidiaries (or disclosed in the notes to such balance sheet), that, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect on Obalon.

4.09      Absence of Certain Developments. Since the Obalon Balance Sheet Date, there has not been any Material Adverse Effect on Obalon. Except as expressly contemplated hereby, since the Obalon Balance Sheet Date, Obalon has carried on and operated its business in all material respects in the ordinary course of business consistent with past practice, and Obalon has not:

(a)         amended or modified its Organizational Documents;

(b)         sold, leased, assigned, transferred or purchased any material tangible assets, in each case in a single or related series of transactions, except in the ordinary course of business;

(c)         issued, sold, redeemed or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities;

(d)         prior to the date hereof, declared or paid any dividend or other distribution of the assets of Obalon;

(e)         made or approved any material changes in its employee benefit plans or made any material changes in wages salary, or other compensation, including severance, with respect to its current or former officers, directors or executive employees, other than increases in base salaries and wages that are consistent with past practices or as required by applicable Law or any Obalon Plan;

(f)         paid, loaned or advanced (other than the advance or reimbursement of business expenses in the ordinary course of business consistent with past practice or 401(k) plan loans) any amounts to, or sold, transferred or leased any of its assets to, or entered into any other transactions with, any of its Affiliates, or made any loan to, or entered into any other transaction with, any of its directors or officers outside the ordinary course of business or other than at arm’s length;

(g)         except as required by applicable Law, adopted, terminated or materially amended any Obalon Plans;

(h)         hired or terminated any officers or employees of Obalon with annual cash compensation in excess of $100,000;

(i)          commenced or settled any Action in which the amount in dispute is in excess of $100,000;

(j)          made any material change in accounting principles, methods, procedures or policies, except as required by GAAP;

(k)         made, changed or revoked any material Tax election, or settled or compromised any material Tax claim or liabilities, or filed any substantially amended material Tax Return;

(l)          (i) authorized, proposed, entered into or agreed to enter into any plan of liquidation, dissolution or other reorganization or (ii) authorized, proposed, entered into or agreed to enter into any merger, consolidation or business combination with any Person;

(m)        except in the ordinary course of business, incurred or discharged any Indebtedness;

(n)         made capital expenditures or capital additions or betterments in excess of $100,000 in the aggregate;

(o)         suffered any material damage, destruction or loss, whether or not covered by insurance;

(p)         sold, assigned, transferred, abandoned or allowed to lapse or expire any material Intellectual Property rights (other than certain pending applications that have not been allowed or granted) or other intangible assets owned, used or licensed by Obalon in connection with any product of Obalon or the operation of its business;

(q)         been subject to any claim or written threat of infringement, misappropriation or other violation by or against Obalon of Intellectual Property rights of Obalon or a third party;

(r)         materially reduced the amount of any insurance coverage provided by existing insurance policies; or

(s)         committed to do any of the foregoing.

4.10      Title to Properties.

(a)         Obalon and its Subsidiaries have sufficient title to, or hold pursuant to valid and enforceable leases or other comparable contract rights, all of the personal property and other tangible assets necessary for the conduct of the business of Obalon and its Subsidiaries, taken as a whole, as currently conducted, in each case free and clear of any Liens (other than Permitted Liens), except where the failure to do so would not constitute a Material Adverse Effect on Obalon. To Obalon’s knowledge, all such items of tangible personal property are in operating condition and repair (ordinary wear and tear excepted) and have been maintained in accordance with normal industry practices.

(b)         The leased real property described in Section 4.10(b) to the Obalon Disclosure Schedule (the “Obalon Real Property”) constitutes all of the real property used, occupied or leased by Obalon or its Subsidiaries. The Obalon Real Property leases are in full force and effect, and Obalon holds a valid and existing leasehold interest in the Obalon Real Property under each such applicable lease. Neither Obalon nor, to Obalon’s knowledge, any other party to the applicable Obalon Real Property leases is in default in any material respect under any of such leases. No event has occurred which, if not remedied, would result in a default by Obalon in any material respect under the Obalon Real Property leases, and, to Obalon’s knowledge, no event has occurred which, if not remedied, would result in a default by any party other than Obalon in any material respect under the Obalon Real Property leases.

4.11      Tax Matters.

(a)         (i) Obalon and its Subsidiaries have timely filed (taking into account any applicable extensions) all material Tax Returns required to be filed by them, (ii) such Tax Returns are complete and correct in all material respects, (iii) Obalon and its Subsidiaries have paid all Taxes as due and payable (whether or not shown on any Tax Return) and, (iv) as of the date of the Obalon Balance Sheet Date, any liability of Obalon or any of its Subsidiaries for accrued Taxes not yet due and payable, or which are being contested in good faith through appropriate proceedings, has been provided for in the financial statements of Obalon in accordance with applicable accounting practices and procedures. Since the date of the Obalon Balance Sheet, neither Obalon nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business.

(b)         No claim has been made in writing by any Governmental Body in a jurisdiction where Obalon and any of its Subsidiaries do not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction. There are no material liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Obalon or any of its Subsidiaries. Obalon and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. Neither Obalon nor any of its Subsidiaries has been a party to any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(c)         No material deficiencies for Taxes with respect to Obalon or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Body. No material non-U.S., federal, state or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Obalon or any of its Subsidiaries.

(d)         (A) There is no outstanding request for any extension of time for Obalon or any of its Subsidiaries to pay any material Tax or file any material Tax Return, other than any such request made in the ordinary course of business, and (B) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Tax of Obalon or any of its Subsidiaries that is currently in force.

(e)         Neither Obalon nor any of its Subsidiaries is a party to or bound by any Tax allocation, sharing or similar agreement (other than any commercial agreement entered into in the ordinary course of business that does not relate primarily to Taxes). Neither Obalon nor any of its Subsidiaries (A) has been a member of an affiliated group filing a combined, consolidated or unitary Tax Return (other than a group the common parent of which was Obalon) or (B) has liability for the Taxes of any Person (other than Obalon or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract, or otherwise (other than any commercial agreements entered into in the ordinary course of business that do not relate primarily to Taxes).

(f)         Obalon and its Subsidiaries have established procedures and have been in compliance with the medical device excise tax provisions imposed by Section 4191 of the Code since the effective date of such provisions and to the extent it is applicable to their operations.

(g)         Neither Obalon nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code (or any similar provision of state, local or non-U.S. Law).

(h)         Neither Obalon nor any of its Subsidiaries shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date or (B) election under Section 108(i) of the Code.

(i)          Neither Obalon nor any of its Subsidiaries have taken or have failed to take, prior to the Effective Time, any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code.

(j)          Neither Obalon nor any of its Subsidiaries (i) has been a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law); (ii) has been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign law); (iii) has been a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; or (iv) has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(k)         None of Obalon’ non-U.S. Subsidiaries (i) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code; or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to United States Treasury Regulations Section 301.7701-5(a).

(l)          The prices and terms for the provision of any property or services by or to Obalon or any of its Subsidiaries are arm’s length for purposes of the relevant transfer pricing laws, and all related documentation required by such laws has been timely prepared or obtained and, if necessary, retained.

(m)        Neither Obalon nor any of its Subsidiaries has any item of income which could constitute subpart F income within the meaning of Section 952 of the Code.

(n)         Neither Obalon nor any of its Subsidiaries has participated in or cooperated with, or has agreed to participate in or cooperate with, or is participating in or cooperating with, any international boycott within the meaning of Section 999 of the Code.

(o)         Obalon has provided or made available to ReShape all documentation relating to, and is in full compliance with all terms and conditions of, any Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order of a territorial or non-U.S. government. The consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order.

4.12      Contracts and Commitments.

(a)         As of the date hereof, Obalon is not party to nor bound by any:

(i)          “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Obalon or any of its Subsidiaries that was required to be, but has not been, filed with the SEC with Obalon’s Annual Report on Form 10-K for the year ended December 31, 2019, or any Obalon SEC Documents filed after the date of filing of such Form 10-K until the date hereof;

(ii)         Contract (A) relating to the disposition or acquisition by Obalon or any of its Subsidiaries of a material amount of assets (1) after the date of this Agreement other than in the ordinary course of business consistent with past practice or (2) prior to the date hereof, which contains any material ongoing obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect that are reasonably likely, under any of them, to result in claims in excess of $100,000 or (B) pursuant to which Obalon or any of its Subsidiaries will acquire any material ownership interest in any other person or other business enterprise other than Obalon’s Subsidiaries;

(iii)        collective bargaining agreement or Contract with any labor union, trade organization or other employee representative body;

(iv)        Contract establishing any joint ventures, partnerships or similar arrangements;

(v)         Contract (A) prohibiting or materially limiting the right of Obalon to compete in any line of business or to conduct business with any Person or in any geographical area, (B) obligating Obalon to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party or (C) under which any Person has been granted the right to manufacture, sell, market or distribute any product of Obalon on an exclusive basis to any Person or group of Persons or in any geographical area but excluding any distribution, sales representative, sales agent or similar agreement under which Obalon has granted a Person an exclusive geographical area and under which Obalon paid commissions less than $100,000 to such Person in 2019, or from whom Obalon received less than $100,000 from the sale of product to said Person in 2019;

(vi)        Contract pursuant to which Obalon or any of its Subsidiaries (i) licenses any material Intellectual Property from another Person that is used by Obalon or one of its Subsidiaries in the conduct of its business as currently conducted that could require payment by Obalon or any Subsidiary of royalties or license fees exceeding $100,000 in any twelve (12) month period or (ii) licenses Obalon Intellectual Property to another Person, except licenses provided to direct customers in the ordinary course of business;

(vii)       mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit of $100,000 or more, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned subsidiaries, in each case in the ordinary course of business consistent with past practice;

(viii)     Contract providing for any guaranty by Obalon or any of its Subsidiaries of third-party obligations (under which Obalon or any of its Subsidiaries has continuing obligations as of the date hereof) of $100,000 or more, other than any guaranty by Obalon or any of its Subsidiaries’ obligations;

(ix)        Contract between Obalon, on the one hand, and any Affiliate of Obalon (other than a Subsidiary of Obalon), on the other hand (other than an Obalon Plan);

(x)         Contract containing a right of first refusal, right of first negotiation or right of first offer in favor of a party other than Obalon or its Subsidiaries;

(xi)        Contract under which Obalon and Obalon’s Subsidiaries are expected to make annual expenditures or receive annual revenues in excess of $100,000 during the current or a subsequent fiscal year; or

(xii)       Contract to enter into any of the foregoing.

(b)         ReShape has been given access to a true and correct copy of all written Obalon Material Contracts, together with all material amendments, waivers or other changes thereto, and a correct and complete written summary setting forth the terms and conditions of each oral Obalon Material Contract.

(c)         Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Obalon, (i) Obalon is not in default under any Contract listed, or required to be listed, in Section 4.12(a) of the Obalon Disclosure Schedule (each, an “Obalon Material Contract” and, collectively, the “Obalon Material Contracts”), and, (ii) to Obalon’s knowledge, as of the date hereof, the other party to each of the Obalon Material Contracts is not in default thereunder. Each Obalon Material Contract is legal and in full force and effect and is valid, binding and enforceable against Obalon and, to Obalon’s knowledge, each other party thereto. As of the date hereof, no party to any Obalon Material Contract has given any written notice, or to the knowledge of Obalon, any notice (whether or not written) of termination or cancellation of any Obalon Material Contract or that it intends to seek to terminate or cancel any Obalon Material Contract (whether as a result of the transactions contemplated hereby or otherwise).

4.13      Intellectual Property.

(a)         All of the issued patents, registered domain names, registered trademarks and service marks, registered copyrights and pending applications for any of the foregoing that are still being prosecuted, that are currently owned by Obalon or any of its Subsidiaries are set forth in Section 4.13 of the Obalon Disclosure Schedule (together with all material unregistered Intellectual Property currently owned, “Obalon Intellectual Property”). (i) One or more of Obalon and its Subsidiaries owns and possesses all right, title and interest in and to each item of the Obalon Intellectual Property free and clear of all liens other than Permitted Liens; (ii) to the knowledge of Obalon, no Person is currently infringing, misappropriating, diluting or otherwise violating, or has previously within the past four (4) years infringed, misappropriated, diluted or otherwise violated, any Obalon Intellectual Property and (iii) no Person has provided written notice of a claim or action or, to the knowledge of Obalon, threatened a claim or action, challenging the ownership, validity or scope of any Obalon Intellectual Property, and no item of Obalon Intellectual Property is the subject of any outstanding order, injunction, judgment, decree or ruling enacted, adopted, promulgated or applied by a Governmental Body or arbitrator of which Obalon has received written notice.

(b)         To Obalon’s knowledge, Obalon and its Subsidiaries, their Products and the business of Obalon and its Subsidiaries as currently conducted, does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property owned by another Person and has not infringed, misappropriated, diluted or otherwise violated any Intellectual Property owned by another Person within the past four (4) years. Obalon and its Subsidiaries have not, within the past four (4) years, received any charge, complaint, claim, demand, notice or other communication alleging any infringement, misappropriation, dilution or other violation (including any claim that Obalon or a Subsidiary must license or refrain from using any Intellectual Property of another Person in order to avoid infringement, misappropriation, dilution or other violation) of the Intellectual Property of another Person, and there is no pending action, claim, or suit alleging any such infringement, misappropriation, dilution or violation.

(c)         Obalon and its Subsidiaries own or have the right to use all Technology necessary for the manufacture, use and sale of Products, as currently marketed for sale and for the conduct of the business of Obalon and such Subsidiary, respectively, as currently conducted; provided, however, that the foregoing will not be interpreted as a representation regarding the infringement, misappropriation, dilution or other violation of Intellectual Property owned by another Person, which topic is dealt with exclusively in Section 4.13(b) above.

(d)         Obalon and its Subsidiaries have taken commercially reasonable efforts to protect and preserve their rights in all Obalon Intellectual Property. To the knowledge of Obalon, all employees, contractors and consultants who have created Intellectual Property used in the conduct of the business of Obalon or a Subsidiary as currently conducted have assigned to one or more of Obalon or its Subsidiaries all of their rights therein, to the full extent permitted by Law and to the extent such rights would not automatically vest with Obalon or one of its Subsidiaries by operation of Law.

4.14      Litigation. There are (a) no Actions pending or, (b) to Obalon’s knowledge, no Actions threatened against Obalon or any of its Subsidiaries, at law or in equity, or before or by any federal, state, provincial, municipal or other governmental or regulatory department, commission, board, bureau, agency or instrumentality, domestic or foreign, and Obalon and its Subsidiaries are not subject to or in violation of any outstanding judgment, order or decree of any court or Governmental Body, in each case that would, individually or in the aggregate, have a Material Adverse Effect on Obalon. This Section 4.14 shall not apply to Taxes, with respect to which exclusively the representations and warranties in Section 4.11 shall apply.

4.15      Insurance. Section 4.15 of the Obalon Disclosure Schedule lists each material insurance policy maintained by Obalon or, to Obalon’s knowledge, under which Obalon is a named insured or otherwise the principal beneficiary of coverage, including the policy number and the period, type and amount of coverage. All such insurance policies are in full force and effect and shall continue in effect until the Closing Date. Such insurance policies are sufficient, in all material respects in the aggregate, with the operation of Obalon’s business for the industry in which it operates. Obalon is not in default with respect to its obligations under any such insurance policies and, to Obalon’s knowledge, there is no threatened termination of, or threatened premium increase with respect to, any of such policies other than in connection with Obalon’s annual renewal process.

4.16      Employee Benefit Plans.

(a)         Section 4.16 of the Obalon Disclosure Schedule lists all material Obalon Plans. Each Obalon Plan that is intended to meet the requirements to be qualified under Section 401(a) of the Code has received a favorable determination letter or is covered by a favorable opinion letter from the Internal Revenue Service that remains current to the effect that the form of such Obalon Plan is so qualified, and Obalon is not aware of any facts or circumstances that would reasonably be expected to jeopardize the qualification of such Obalon Plan. Each Obalon Plan complies in form and in operation in all material respects with the requirements of the Code, ERISA and other applicable Law, and Obalon has not become subject to any material liability by reason of (i) a failure to make any contribution to an Obalon Plan intended to be qualified under Section 401(a) of the Code within the time prescribed for the contribution under ERISA or (ii) a breach of fiduciary duty or prohibited transaction under ERISA or any other applicable Law, in each case with respect to an Obalon Plan.

(b)         With respect to each material Obalon Plan, Obalon has made available true and complete copies of the following (as applicable) prior to the date hereof: (i) the plan document, including all amendments thereto or, with respect to any unwritten plan, a summary of all material terms thereof; (ii) the summary plan description along with all summaries of material modifications thereto; (iii) all related trust instruments or other funding-related documents; (iv) a copy of the most recent financial statements for the plan; (v) a copy of all material correspondence with any Governmental Body relating to an Obalon Plan received or sent within the last two years and (vi) the most recent determination or opinion letter.

(c)         Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Obalon, with respect to the Obalon Plans, (i) all required contributions to, and premiums payable in respect of, such Obalon Plan have been made or, to the extent not required to be made on or before the date hereof, have been properly accrued on Obalon’s financial statements in accordance with GAAP, and (ii) there are no actions, audits, suits or claims pending or, to Obalon’s knowledge, threatened, other than routine claims for benefits.

(d)         No Obalon Plan is, and neither Obalon nor any of its ERISA Affiliates has at any time in the past six years sponsored or contributed to, or has or has had any liability or obligation whether fixed or contingent, with respect to (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) a single employer plan or other pension plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), or (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). Neither Obalon nor its Subsidiaries has any obligation to provide a current or former employee or other service provider (or any spouse or dependent thereof) any life insurance or medical or health benefits after his or her termination of employment with Obalon or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state Law and coverage through the end of the month of termination of employment.

(e)         Except as otherwise contemplated by this Agreement, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either individually or together with the occurrence of some other event (including a termination of employment or service), (i) result in any payment (including severance, bonus or other similar payment) becoming due to any current or former director, employee or individual independent contractor, (ii) increase or otherwise enhance any benefits or compensation otherwise payable to any such individual, (iii) result in the acceleration of the time of payment or vesting of any benefits under any Obalon Plan, (iv) require Obalon or its Subsidiaries to set aside any assets to fund any benefits under an Obalon Plan or result in the forgiveness in whole or in part of any outstanding loans made by Obalon to any Person, or (v) result in the payment of any “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax under Code Section 4999 or Section 409A (or any corresponding provision of state, local or foreign Tax law). Obalon has no obligation to pay any gross-up in respect of any Tax under Code Section 4999 or Section 409A (or, in either case, any corresponding provision of state, local or foreign Tax law).

4.17      Compliance with Law; Permits.

(a)         Obalon and each of its Subsidiaries hold all Permits from Governmental Bodies required to operate their respective businesses as they are being conducted as of the date hereof, and all of such Permits are in full force and effect, except where the failure to obtain or have any such Permit would, individually or in the aggregate, not reasonably be expected to have a Material Adverse Effect on Obalon, and no proceeding is pending or, to the knowledge of Obalon, threatened to revoke, suspend, cancel, terminate or adversely modify any such Permit. Neither Obalon nor any of its Subsidiaries is in material violation of, or in default under, any Law, in each case applicable to Obalon or any of its Subsidiaries or any of their respective assets and properties. Notwithstanding the foregoing, this Section 4.17 shall not apply to Taxes, employee benefit plans, environmental matters, labor and employment matters or regulatory matters, which are the subjects exclusively of the representations and warranties in Section 4.11, Section 4.16, Section 4.18, Section 4.19 and Section 4.20, respectively.

(b)         None of Obalon, any of Obalon’s Subsidiaries, any of their respective officers or employees or, to the knowledge of Obalon, any of its suppliers, distributors, licensees or agents, or any other Person acting on behalf of Obalon or any of its Subsidiaries, directly or indirectly, has (i) made or received any Prohibited Payments; (ii) provided or received any product or services in violation of any Law (including the U.S. Foreign Corrupt Practices Act) or (iii) been subject to any investigation by any Governmental Body with regard to any Prohibited Payment.

4.18      Environmental Compliance and Conditions. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Obalon:

(a)         Obalon is and has been in compliance with all Environmental Laws;

(b)         Obalon holds, and is and has been in compliance with, all authorizations, licenses and permits required under Environmental Laws to operate its business at the Obalon Real Property as presently conducted;

(c)         Obalon has not received any notice from any Governmental Body or third party regarding any actual or alleged violation of Environmental Laws or any Liabilities or potential Liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under Environmental Laws;

(d)         no Hazardous Substance has ever been released, generated, treated, contained, handled, used, manufactured, processed, buried, disposed of, deposited or stored by Obalon or on, under or about any of the real property occupied or used by Obalon. Obalon has not disposed of or released or allowed or permitted the release of any Hazardous Substance at any real property, including the Obalon Real Property, so as to give rise to Liability for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under CERCLA or any other Environmental Laws; and

(e)         to Obalon’s knowledge, there are no and have never been any Hazardous Substances present on, at, in or under any real property currently or formerly owned, leased or used by Obalon for which Obalon has, or may have, Liability.

4.19      Employment and Labor Matters. Obalon is not a party to or bound by any collective bargaining agreement or other agreement with a labor union, works council or other employee representative, and there are no such agreements which pertain to employees of Obalon in existence or in negotiation; and no employees of Obalon are represented by a labor union, works council or other employee representative body (other than any statutorily mandated representation in non-U.S. jurisdictions). Except as would not reasonably be expected to have, individually or in the aggregate, a

Material Adverse Effect on Obalon, (a) Obalon has not experienced any strike or grievance, claim of unfair labor practices or other collective bargaining dispute within the past two (2) years; and (b) there are no Actions or any material disputes pending or threatened (A) between Obalon and any of its current or former employees or individual independent contractors or (B) by or before any Governmental Body affecting Obalon concerning employment matters. There is no current campaign being conducted to solicit cards from or otherwise organize employees of Obalon or to authorize a labor union, works council or other employee representative body to request that the National Labor Relations Board (or any other Governmental Body) certify or otherwise recognize such a body with respect to employees of Obalon, and Obalon has not been subject to an application by a labor union, works council or other employee representative body to be declared a common or related employer under labor relations legislation. Obalon is in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, discrimination, employment equity, workers’ compensation, safety and health, worker classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and non-exempt employees), the WARN and any similar foreign, state, provincial or local “mass layoff” or “plant closing” Law. There has been no “mass layoff” or “plant closing” (as defined by WARN or any similar foreign, state, provincial or local Laws) with respect to Obalon within the six (6) months prior to the date hereof. As of the date hereof, to Obalon’s knowledge, no current executive, key employee or group of employees has given notice of termination of employment or otherwise disclosed plans to Obalon or any of its Subsidiaries to terminate employment with Obalon or any of its Subsidiaries within the next twelve (12) months.

4.20      FDA and Regulatory Matters.

(a)         Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Obalon, Obalon is, and since December 31, 2017, has been, in compliance with all Healthcare Laws applicable to Obalon and its Products. Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Obalon, the design, development, investigation, manufacture, testing, sale, marketing and distribution of Products by or on behalf of Obalon is being, and has been since December 31, 2017, conducted in material compliance with all applicable Healthcare Laws, including, without limitation, requirements relating to clinical and non-clinical research, product approval or clearance, premarketing notification, labeling, advertising and promotion, record-keeping, adverse event reporting, reporting of corrections and removals, and current good manufacturing practices for medical device products. Obalon and, to Obalon’s knowledge, any contract manufacturers assisting in the manufacture of the Products or Product components are, and, since December 31, 2017, have been, in compliance with FDA’s device registration and listing requirements to the extent required by applicable Healthcare Laws insofar as they pertain to the manufacture of Products or Product components for Obalon, except as has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Obalon. Obalon has not received written notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any Governmental Body, including, without limitation, the Centers for Medicare & Medicaid Services and the U.S. Department of Health and Human Services Office of Inspector General or any comparable state or federal Governmental Body alleging potential or actual non-compliance by, or Liability of, Obalon under any Healthcare Law.

(b)         Obalon holds such Permits of Governmental Bodies required for the conduct of its business as currently conducted, including, without limitation, those Permits necessary to permit the design, development, pre-clinical and clinical testing, manufacture, labeling, sale, shipment, distribution and promotion of its Products in jurisdictions where it currently conducts such activities with respect to each Product (collectively, the “Obalon Licenses”), except to the extent where the failure to hold such Permits would not, individually or in the aggregate, be reasonably expected to have a Material Adverse

Effect on Obalon. Obalon has fulfilled and performed all of its obligations with respect to each Obalon License and is in material compliance with all terms and conditions of each Obalon License, and, to Obalon’s knowledge, no event has occurred which allows, or after notice or lapse of time would allow, revocation, suspension or termination thereof or would result in any other impairment of the rights of the holder of any Obalon License, except to the extent where the failure to be in material compliance would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on Obalon. Obalon has not received any written information or notification from the FDA or any other Governmental Body with jurisdiction over the testing, marketing, sale, use, handling and control, safety, efficacy, reliability, distribution or manufacturing of medical devices which would reasonably be expected to lead to the denial of any application for marketing approval or clearance currently pending before the FDA or any other Governmental Body.

(c)         All material filings, reports, documents, claims, submissions and notices required to be filed, maintained or furnished to the FDA, state or other Governmental Bodies have been so filed, maintained or furnished and were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing), including adverse event reports, medical device reports and reports of corrections and removals with regard to the Products. All applications, notifications, submissions, information, claims, reports, filings and other data and conclusions derived therefrom utilized as the basis for or submitted in connection with any and all requests for an Obalon License from the FDA or other Governmental Body relating to Obalon or its businesses or the Products, when submitted to the FDA or any other Governmental Body, whether oral, written or electronically delivered, were true, accurate and complete in all material respects as of the date of submission. Any necessary or required updates, changes, corrections or modifications to such applications, notifications, submissions, information, claims, reports, filings and other data have been submitted to the FDA or other Governmental Body and as so updated, changed, corrected or modified remain true, accurate and complete in all material respects, and do not materially misstate any of the statements or information included therein or omit to state a material fact necessary to make the statements therein not misleading.

(d)         Obalon has not received any written notice or other communication from the FDA or any other Governmental Body contesting the pre-market clearance or approval of, the uses of or the labeling and promotion of any of the Products. No manufacturing site which assists in the manufacture of the Products or Product components (whether Obalon-owned or operated or that of a contract manufacturer for the Products or Product components) has been subject to a Governmental Body (including the FDA) shutdown or import or export detention, refusal or prohibition. Neither Obalon nor, to Obalon’s knowledge, any manufacturing site which assists in the manufacture of any material Products or material Product components (whether Obalon-owned or operated, or that of a contract manufacturer for the Products or Product components) has received, since December 31, 2017, any FDA Form 483 or other Governmental Body notice of inspectional observations or adverse findings, “warning letters,” “untitled letters” or similar correspondence or notice from the FDA or other Governmental Body alleging or asserting noncompliance with any applicable Healthcare Laws or Obalon Licenses or alleging a lack of safety or effectiveness from the FDA or any other Governmental Body, and, to Obalon’s knowledge, there is no such action or proceeding pending or threatened.

(e)         The FDA has not mandated that Obalon recall any of its Products. There are no recalls of any of Obalon’s Products contemplated by Obalon or pending. Since December 31, 2017, there have been no recalls (either voluntary or involuntary), field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action relating to an alleged lack of safety, efficacy or regulatory compliance of any Product or Product component, or seizures ordered or adverse regulatory actions taken (or, to Obalon’s knowledge, threatened) by the FDA or any Governmental Body with respect to any of the Products or Product components or any facilities where Products or Product components are developed, designed, tested, manufactured, assembled, processed, packaged or stored.

(f)         Except as set forth in Section 4.20(f) of the Obalon Disclosure Schedule, there are no clinical trials that are being conducted as of the date hereof by or on behalf of, or sponsored by, Obalon.

(g)         Obalon is not the subject of any pending or, to the knowledge of Obalon, threatened investigation regarding Obalon or the Products by the FDA pursuant to the FDA Fraud Policy. Neither Obalon nor to the knowledge of Obalon, any officer, employee, agent or distributor of Obalon has made an untrue statement of material fact to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Body to invoke the FDA Fraud Policy or any similar policy. Neither Obalon nor, to the knowledge of Obalon, any officer, employee, agent or distributor of Obalon, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law. No claims, actions, proceedings or investigation that would reasonably be expected to result in a debarment or exclusion are pending or, to the knowledge of Obalon, threatened, against Obalon or, to the knowledge of Obalon, any of its directors, officers, employees or agents.

4.21      Brokerage. Other than Canaccord Genuity LLC, no Person shall be entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement made by or on behalf of Obalon. ReShape has been given access to a true and correct copy of all Contracts entitling any person to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement made by or on behalf of Obalon, together with all amendments, waivers or other changes thereto.

4.22      Disclosure. None of the information supplied or to be supplied by or on behalf of Obalon for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC and becomes effective under the Securities Act or (b) the Joint Proxy Statement will, at the time the Joint Proxy Statement is mailed to the Obalon Stockholders, or at the time of the Obalon Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Obalon Stockholders’ Meeting which has become false or misleading. The Joint Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Obalon makes no representation or warranty with respect to any information supplied by or to be supplied by ReShape that is included or incorporated by reference in the foregoing document. The representations and warranties contained in this Section 4.22 will not apply to statements or omissions included in the Registration Statement or Joint Proxy Statement upon information furnished to Obalon in writing by the other parties hereto specifically for use therein.

4.23      Board Approval; Vote Required.

(a)         The Obalon Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held, has duly (i) determined that this Agreement and the Merger are in the best interests of Obalon and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iii) recommended that the stockholders of Obalon (A) approve the issuance of shares in connection with the Merger, (B) authorize the Obalon Board to amend Obalon’s certificate of incorporation, as amended, to (x) effect a reverse stock split of Obalon Shares, and (y) if such stockholder approval is required by applicable Law or Obalon’s certificate of incorporation or bylaws, adopt the provisions of ReShape Series C Certificate of Designation, and (C) approve such other proposals as may be required to effect the transactions contemplated by this Agreement. As of the date of this Agreement, such resolutions have not been amended or withdrawn.

(b)         Other than the Obalon Stockholder Approval, the resolution to issue Obalon Shares to former holders of ReShape Common Stock and ReShape Series B Preferred Stock in connection with the Merger and the implementation of the Certificate of Incorporation, no other corporate proceeding is necessary to authorize the execution, delivery or performance of this Agreement and the transactions contemplated thereby.

4.24      Opinion. Prior to the execution of this Agreement, the Obalon Board has received an opinion from Canaccord Genuity LLC to the effect that, as of the date thereof and based upon and subject to the various assumptions and limitations set forth therein, the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to Obalon.

4.25      Merger Sub. Merger Sub was organized solely for the purpose of entering into this Agreement and consummating the transactions contemplated hereby and has not engaged in any activities or business and has incurred no liabilities or obligations whatsoever, in each case other than those incident to its organization and the execution of this Agreement and the consummation of the transactions contemplated hereby.

4.26      No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 4 OF THIS AGREEMENT (AS MODIFIED BY THE OBALON DISCLOSURE SCHEDULE), OBALON MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND OBALON HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE 5

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.01      Covenants of ReShape.

(a)         Except (i) as set forth in Section 5.01(a) of the ReShape Disclosure Schedule, (ii) as required by applicable Law, (iii) as expressly permitted by this Agreement, or (iv) with the prior written consent of Obalon (which consent shall not be unreasonably delayed, withheld or conditioned), from the date hereof until the earlier of the Effective Time or the date this Agreement shall be terminated in accordance with Article 8 (the “Pre-Closing Period”), ReShape and its Subsidiaries shall conduct the business and operations of ReShape and its Subsidiaries, taken as a whole, in all material respects in the ordinary course of business consistent with past practice. ReShape shall promptly notify Obalon (1) of any change, occurrence, effect, condition, fact, event or circumstance known to ReShape that is reasonably likely, individually or taken together with all other changes, occurrences, effects, conditions, facts, events and circumstances known to such party, to result in a Material Adverse Effect on ReShape and (2) upon having knowledge of any matter reasonably likely to constitute a failure by ReShape of the conditions contained in Section 7.02(a) or 7.02(b).

(b)         Except as contemplated hereby or as set forth on Section 5.01(b) of the ReShape Disclosure Schedule or as required by applicable Law, during the Pre-Closing Period, ReShape shall not and shall not permit any of its Subsidiaries, without the prior written consent of Obalon (which consent shall not be unreasonably delayed, withheld or conditioned), to:

(i)          (1) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or shares or (2) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any ReShape Options, except with respect to the acquisition of shares of its capital stock in connection with the exercise of any ReShape Option outstanding as of the date hereof;

(ii)         issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, (1) any shares of beneficial interests, capital stock or other ownership interest in ReShape or any of its Subsidiaries, (2) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest, (3) any rights, warrants or options to acquire or with respect to any such shares of beneficial interest, capital stock, ownership interest or convertible or exchangeable securities, or (4) take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan; except, in each case, with respect to the issuance of shares of capital stock in connection with the exercise of any ReShape Option outstanding as of the date hereof;

(iii)       except as required by a ReShape Plan, or as otherwise required by applicable Law or consistent with this Agreement, (A) increase the compensation or other benefits payable or provided to any of ReShape’s or any of its Subsidiaries’ officers, directors, independent contractors, leased personnel or, except in the ordinary course of business consistent with past practice (including as a result of promotions), employees, (B) enter into, materially amend or terminate, any employment termination, change of control, severance, retention or other Contract with any current or former employee, independent contractor or leased personnel of ReShape or any of its Subsidiaries (exclusive of (1) agreements entered into with any newly-hired employees or replacements or as a result of promotions, in each case consistent with past practice, or (2) employment agreements terminable on less than thirty (30) days’ notice without payment or penalty), (C) establish, adopt, enter into, materially, amend or terminate any ReShape Plan for the benefit of any current or former benefits, officers, employees, independent contractors, leased personnel or any of their beneficiaries (exclusive of (1) agreements entered into with any newly-hired employees or replacements or as a result of promotions, in each case consistent with past practice, or (2) employment agreements terminable on less than thirty (30) days’ notice without payment or penalty), or (D) enter into or amend any collective bargaining agreement or other agreement with a union or labor organization in any case;

(iv)        amend, or propose to amend, or permit the adoption of any material amendment to the Organizational Documents of ReShape;

(v)         effect a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(vi)        adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring or recapitalization of ReShape or any of its “significant subsidiaries,” as defined in Rule 1-02(w) of Regulation S-X;

(vii)       make any capital expenditure except for (A) expenditures required by existing Contracts, (B) expenditures in the amount set forth in ReShape’s capital expenditure plan included in Section 5.01(b)(vii) of the ReShape Disclosure Schedule, or (C) expenditures made in response to any emergency or accident, whether caused by war, terrorism, weather events, public health events, outages or otherwise (whether or not covered by insurance);

(viii)     acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the material assets of any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material assets of any other Person, except for the purchase of assets from suppliers or vendors in the ordinary course of business;

(ix)        (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another Person, renew or extend any existing credit or loan arrangements, enter into any “keep well” or other agreement to maintain any financial condition of another Person or enter into any agreement or arrangement having the economic effect of any of the foregoing, except for (1) intercompany transactions or arrangements, (2) agreements or arrangements or borrowings incurred under ReShape’s existing credit facilities and (3) short-term indebtedness incurred in the ordinary course of business, (B) make any loans or advances to any other Person other than intercompany transactions or arrangements, or (C) make any capital contributions to, or investments in, any other Person except for intercompany transactions or arrangements;

(x)         enter into any Contract that would materially restrict, after the Effective Time, Obalon and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) with respect to engaging or competing in any line of business or in any geographic area;

(xi)        materially change any of its financial or Tax accounting methods or practices in any respect, except as required by GAAP or Law;

(xii)       (A) change or revoke any material Tax election with respect to ReShape or any of its Subsidiaries, (B) file any material amended Tax Return or claim for refund of material Taxes with respect to ReShape or any of its Subsidiaries, (C) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law) affecting any material Tax liability or refund of material Taxes with respect to ReShape or any of its Subsidiaries, (D) extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax with respect to ReShape or any of its Subsidiaries, or (E) settle or compromise any material Tax liability or refund of material Taxes with respect to ReShape or any of its Subsidiaries;

(xiii)     other than in the ordinary course of business, waive, release, or assign any rights or claims under, or renew, modify or terminate any ReShape Material Contract (other than intercompany transactions, agreements or arrangements), in any material respect in a manner which taken as a whole is adverse to ReShape or which could prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby past the Termination Date (or any extension thereof);

(xiv)      cease to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for the nature of the property so insured and for companies engaged in the respective businesses of ReShape and its Subsidiaries, to the extent available on commercially reasonable terms; or

(xv)       agree or commit to take any of the actions described in clauses (i) through (xiv) of this Section 5.01(b).

5.02      Covenants of Obalon.

(a)         Except (i) as set forth in Section 5.02(a) of the Obalon Disclosure Schedule, (ii) as required by applicable Law, (iii) as expressly permitted by this Agreement, or (iv) with the prior written consent of ReShape (which consent shall not be unreasonably delayed, withheld or conditioned), during the Pre-Closing Period, Obalon and its Subsidiaries shall conduct the business and operations of the Obalon and its Subsidiaries, taken as a whole, in all material respects in the ordinary course of business consistent with past practice. Obalon shall promptly notify ReShape (1) of any change, occurrence, effect, condition, fact, event, or circumstance known to Obalon that is reasonably likely, individually or taken together with all other changes, occurrences, effects, conditions, facts, events and circumstances known to such party, to result in a Material Adverse Effect on Obalon and (2) upon having knowledge of any matter reasonably likely to constitute a failure by ReShape of the conditions contained in Section 7.03(a) or 7.03(b).

(b)         Except as contemplated hereby or as set forth on Section 5.02(b) of the Obalon Disclosure Schedule or as required by applicable Law, during the Pre-Closing Period, Obalon shall not and shall not permit any of its Subsidiaries, without the prior written consent of ReShape (which consent shall not be unreasonably delayed, withheld or conditioned) to:

(i)          (1) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or shares or (2) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Obalon Options or Obalon RSUs with respect thereto, except with respect to the acquisition of shares of its capital stock in connection with the exercise, vesting and/or settlement of any Obalon Option or Obalon RSU outstanding as of the date hereof;

(ii)         issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, (1) any shares of beneficial interests, capital stock or other ownership interest in Obalon or any of its Subsidiaries, (2) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest, (3) any rights, warrants or options to acquire or with respect to any such shares of beneficial interest, capital stock, ownership interest or convertible or exchangeable securities, or (4) take any action to cause to be exercisable any otherwise unexercisable option under any existing share option plan; except, in each case, with respect to the issuance of shares of capital stock in connection with the exercise, vesting and/or settlement of any Obalon Option or Obalon RSU outstanding as of the date hereof;

(iii)       except as required by an Obalon Plan, or as otherwise required by applicable Law or consistent with this Agreement, (A) increase the compensation or other benefits payable or provided to any of Obalon’s or any of its Subsidiaries’ officers, directors, independent contractors, leased personnel or, except in the ordinary course of business consistent with past practice (including as a result of promotions), employees, (B) enter into, materially amend or terminate, any employment termination, change of control, severance, retention or other Contract with any current or former employee, independent contractor or leased personnel of Obalon or any of its Subsidiaries (exclusive of (1) agreements entered into with any newly-hired employees or replacements or as a result of promotions, in each case consistent with past practice, or (2) employment agreements terminable on less than thirty (30) days’ notice without payment or penalty), (C) establish, adopt, enter into, materially, amend or terminate any Obalon Plan for the benefit of any current or former benefits, officers, employees, independent contractors, leased personnel or any of their beneficiaries (exclusive of (1) agreements entered into with any newly-hired employees or replacements or as a result of promotions, in each case consistent with past practice, or (2) employment agreements terminable on less than thirty (30) days’ notice without payment or penalty), (D) grant Obalon ESPP Purchase Rights under the Obalon ESPP; or (E) enter into or amend any collective bargaining agreement or other agreement with a union or labor organization in any case;

(iv)        amend, or propose to amend, or permit the adoption of any material amendment to the Organizational Documents of Obalon;

(v)         effect a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(vi)        adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring or recapitalization of Obalon or any of its “significant subsidiaries,” as defined in Rule 1-02(w) of Regulation S-X;

(vii)       make any capital expenditure except for (A) expenditures required by existing Contracts, (B) expenditures in the amount set forth in Obalon’s capital expenditure plan included in Section 5.01(b)(vii) of the Obalon Disclosure Schedule, or (C) expenditures made in response to any emergency or accident, whether caused by war, terrorism, weather events, public health events, outages or otherwise (whether or not covered by insurance);

(viii)     acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the material assets of any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material assets of any other Person, except for the purchase of assets from suppliers or vendors in the ordinary course of business;

(ix)        (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another Person, renew or extend any existing credit or loan arrangements, enter into any “keep well” or other agreement to maintain any financial condition of another Person or enter into any agreement or arrangement having the economic effect of any of the foregoing, except for (1) intercompany transactions or arrangements, (2) agreements or arrangements or borrowings incurred under Obalon’s existing credit facilities and (3) short-term indebtedness incurred in the ordinary course of business, (B) make any loans or advances to any other Person other than intercompany transactions or arrangements, or (C) make any capital contributions to, or investments in, any other Person except for intercompany transactions or arrangements;

(x)         enter into any Contract that would materially restrict, after the Effective Time, Obalon and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) with respect to engaging or competing in any line of business or in any geographic area;

(xi)        materially change any of its financial or Tax accounting methods or practices in any respect, except as required by GAAP or Law;

(xii)       (A) change or revoke any material Tax election with respect to Obalon or any of its Subsidiaries, (B) file any material amended Tax Return or claim for refund of material Taxes with respect to Obalon or any of its Subsidiaries, (C) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law) affecting any material Tax liability or refund of material Taxes with respect to Obalon or any of its Subsidiaries, (D) extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax with respect to the Obalon or any of its Subsidiaries or (E) settle or compromise any material Tax liability or refund of material Taxes with respect to the Obalon or any of its Subsidiaries;

(xiii)     other than in the ordinary course of business, waive, release, or assign any rights or claims under, or renew, modify or terminate any Obalon Material Contract (other than intercompany transactions, agreements or arrangements), in any material respect in a manner which taken as a whole is adverse to Obalon or which could prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby past the Termination Date (or any extension thereof);

(xiv)      cease to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for the nature of the property so insured and for companies engaged in the respective businesses of Obalon and its Subsidiaries, to the extent available on commercially reasonable terms;

(xv)       agree or commit to take any of the actions described in clauses (i) through (xiv) of this Section 5.02(b).

ARTICLE 6

ADDITIONAL COVENANTS OF THE PARTIES

6.01      Investigation.

(a)         Each of ReShape and Obalon shall afford to each other and to the Representatives of such other party reasonable access during normal business hours, during the Pre-Closing Period, to its and its Subsidiaries’ personnel and properties, contracts, commitments, books and records and any report, schedule or other documents filed or received by it pursuant to the requirements of applicable Law and with such additional financing, operating and other data and information regarding ReShape and its Subsidiaries, as Obalon may reasonably request in connection with activities related to the completion of the transactions contemplated by this Agreement (collectively, the “Activities”), or regarding Obalon and its Subsidiaries, as ReShape may reasonably request in connection with the Activities, as the case may be. Notwithstanding the foregoing, neither ReShape nor Obalon nor their respective Subsidiaries shall be required to afford such access if it would unreasonably disrupt the operations of such party or any of its Subsidiaries, would cause a violation of any agreement to which such party or any of its Subsidiaries is a party (provided that Obalon or ReShape, as the case may be, has used commercially reasonable efforts to find an alternative way to provide the access or information contemplated by this Section 6.01), cause a risk of a loss of privilege to such party or any of its Subsidiaries or would constitute a violation of any applicable Law or would otherwise disclose competitively sensitive material.

(b)         The parties hereto hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the transactions contemplated by this Agreement shall be deemed to be Evaluation Material, as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement.

6.02      Registration Statement and Proxy Statement for Stockholder Approval. As soon as practicable, and in any event within thirty (30) Business Days following the execution of this Agreement, (a) Obalon and ReShape shall jointly prepare a joint proxy statement in preliminary form, which shall contain each of the Obalon Recommendation and ReShape Recommendation (unless, in either case, an Obalon Adverse Recommendation Change or a ReShape Adverse Recommendation Change, as applicable, has occurred), (the “Joint Proxy Statement”) and (b) Obalon shall prepare and file with the SEC (i) a registration statement on Form S-4, in which the Joint Proxy Statement shall be included and (ii) a prospectus relating to the Obalon Shares to be offered and sold pursuant to this Agreement and the Merger (such registration statement together with the amendments and supplements thereto, the “Registration Statement”). Obalon shall use its commercially reasonable efforts, and ReShape will reasonably cooperate with Obalon in such efforts, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the transactions contemplated by this Agreement, including the Merger. Each of Obalon and ReShape shall use its respective commercially reasonable efforts to mail the Joint Proxy Statement to its stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Obalon shall also use commercially reasonable efforts to take any action required to be taken under any applicable state securities Laws and other applicable Laws in connection with the issuance of Obalon Shares pursuant to this Agreement, and each party shall furnish all information concerning ReShape, Obalon and the holders of capital stock of ReShape and Obalon, as applicable, as may be reasonably requested by the other party in connection with any such action and the preparation, filing and distribution of the Joint Proxy Statement. No filing of, or amendment or supplement to, or material correspondence to the SEC or its staff with respect to the Registration Statement shall be made by Obalon, or with respect to the Joint Proxy Statement shall be made by ReShape, Obalon or any of their respective Subsidiaries, without providing the other party a reasonable opportunity to review and comment thereon. Obalon shall advise ReShape, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Obalon Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of Obalon and ReShape shall advise the other party, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Joint Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to ReShape or Obalon, or any of their respective affiliates, officers or directors, is discovered by ReShape or Obalon which should be set forth in an amendment or supplement to either the Registration Statement, the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC, after the other party has had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable Law, disseminated to either Obalon Stockholders or holders of ReShape Common Stock, as applicable.

6.03      Stockholders’ Meetings.

(a)         ReShape shall take all action necessary in accordance with applicable Law and ReShape’s Organizational Documents to duly give notice of, convene and hold a meeting of holders of ReShape Common Stock, to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, to approve the adoption of this Agreement and the transactions contemplated by this Agreement, including the Merger (the “ReShape Stockholders’ Meeting”). Subject to Section 6.04(b) and Section 6.04(c) (but without limiting the provisions of Section 6.04(h)), ReShape will, through its directors, recommend that the holders of ReShape Common Stock adopt this Agreement and will use commercially reasonable efforts to solicit from the holders of ReShape Common Stock proxies in favor of the adoption of this Agreement and to take all other action necessary or advisable to secure the vote or consent of the holders of ReShape Common Stock required by the rules of the OTCQB Market or applicable Law to obtain such approvals.

(b)         Obalon shall take all action necessary in accordance with applicable Law and Obalon Organizational Documents to duly give notice of, convene and hold a meeting of the Obalon Stockholders, to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, to obtain the Obalon Stockholder Approval (the “Obalon Stockholders’ Meeting”). Subject to Section 6.04(e) and Section 6.04(f) (but without limiting the provisions of Section 6.04(h)), Obalon will, through the Obalon Board, recommend that the Obalon Stockholders approve the proposals to approve this Agreement and to issue shares in accordance with its provisions, including in connection with the Merger, and will use commercially reasonable efforts to solicit from the Obalon Stockholders proxies in favor of the adoption of this Agreement and to take all other action necessary or advisable to secure the vote or consent of the Obalon Stockholders required by the rules of the NASDAQ or applicable Law to obtain such approvals.

(c)         ReShape and Obalon will use their commercially reasonable efforts to hold the ReShape Stockholders’ Meeting and the Obalon Stockholders’ Meeting on the same date and as soon as practicable after the date of this Agreement.

6.04      Non Solicitation.

(a)         ReShape agrees that, except as expressly contemplated hereby, neither it nor any of its Subsidiaries shall, and ReShape shall, and shall cause its Subsidiaries to, instruct its and their respective Representatives not to directly or indirectly (i) initiate, seek, or solicit, or knowingly encourage or facilitate (including by way of furnishing non-public information) or take any other action that is reasonably expected to promote, directly or indirectly, any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal with respect to ReShape, (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to ReShape or any of its Subsidiaries or afford access to the properties, books or records of ReShape or any of its Subsidiaries to any Person that has made an Acquisition Proposal with respect to ReShape, or (iii) enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement, with respect to an Acquisition Proposal with respect to ReShape (other than an Acceptable Confidentiality Agreement permitted pursuant to this Section 6.04). ReShape shall, and shall cause its Subsidiaries and instruct its and their respective Representatives to, immediately upon the execution of this Agreement cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than Obalon and its Affiliates) conducted heretofore by ReShape or any Subsidiary thereof or any of its or their respective Representatives, with respect to an Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal and in connection therewith, ReShape will immediately discontinue access by any Person (other than Obalon and its Affiliates) to any data room (virtual or otherwise) established by ReShape or its Representatives for such purpose. Notwithstanding anything to the contrary in this Agreement, prior to obtaining ReShape Stockholder Approval, ReShape and the ReShape Board may take any actions described in clause (ii) of this Section 6.04(a) with respect to a third party if (x) ReShape receives a written Acquisition Proposal with respect to ReShape from such third party (and such Acquisition Proposal was not initiated, sought, solicited, knowingly encouraged or facilitated in violation of this Section 6.04) and (y) such proposal constitutes, or ReShape Board determines in good faith, after consultation with its outside legal counsel and financial advisors, that such proposal is reasonably be expected to lead to, a Superior Proposal with respect to ReShape, provided that ReShape may deliver non-public information to such third party only pursuant to a confidentiality agreement containing terms no less favorable to ReShape with respect to confidentiality than the terms of the Confidentiality Agreement (including any standstill agreement or similar provisions) (an “Acceptable Confidentiality Agreement”). Nothing contained in this Section 6.04 shall prohibit ReShape or ReShape Board from taking and disclosing to holders of ReShape Common Stock a position with respect to an Acquisition Proposal with respect to ReShape pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, in either case to the extent required by applicable Law if the ReShape Board has reasonably determined in good faith, after consultation with ReShape’s outside legal counsel, that the failure to do so would be reasonably likely to be a breach of its fiduciary duties to the ReShape Stockholders; provided that this sentence shall not permit the ReShape Board to make a ReShape Adverse Recommendation Change, except to the extent permitted by Section 6.04(b) or Section 6.04(c).

(b)         Neither the ReShape Board nor any committee thereof shall directly or indirectly (i) withhold, withdraw (or amend, qualify or modify in a manner adverse to Obalon or Merger Sub), or publicly propose to withdraw (or amend, qualify or modify in a manner adverse to Obalon or Merger Sub), the approval, recommendation or declaration of advisability by the ReShape Board or any such committee of the transactions contemplated by this Agreement, (ii) propose publicly to recommend, adopt or approve, any Acquisition Proposal with respect to ReShape, or (iii) fail to reaffirm or re-publish the ReShape Recommendation within five (5) Business Days of being requested by Obalon to do so (any action described in this sentence being referred to as a “ReShape Adverse Recommendation Change”). For the avoidance of doubt, a change of ReShape Recommendation to “neutral” is a ReShape Adverse Recommendation Change. Notwithstanding the foregoing, at any time prior to obtaining ReShape Stockholder Approval, and subject to ReShape’s compliance at all times with the provisions of this Section 6.04 and Section 6.03, in response to a Superior Proposal with respect to ReShape that has not been withdrawn and did not result from a breach of Section 6.04(a), the ReShape Board may make a ReShape Adverse Recommendation Change; provided, however, that unless the ReShape Stockholders’ Meeting is scheduled to occur within the next ten (10) Business Days, ReShape shall not be entitled to exercise its right to make a ReShape Adverse Recommendation Change in response to a Superior Proposal with respect to ReShape (x) until five (5) Business Days after ReShape provides written notice to Obalon advising Obalon that the ReShape Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person or group making such Superior Proposal and including copies of all documents pertaining to such Superior Proposal (y) if during such five (5) Business Day period, Obalon proposes any alternative transaction (including any modifications to the terms of this Agreement), unless ReShape Board determines in good faith, after good faith negotiations between ReShape and Obalon (if such negotiations are requested by Obalon) during such five (5) Business Day period (after taking into account all financial, legal, and regulatory terms and conditions of such alternative transaction proposal and expected timing of consummation and the relative risks of non-consummation of the alternative transaction proposal and the Superior Proposal) that such alternative transaction proposal is not at least as favorable to ReShape and its stockholders as the Superior Proposal and (z) unless ReShape Board determines that the failure to make a ReShape Adverse Recommendation Change would be a breach of its fiduciary obligations.

(c)         Notwithstanding the first sentence of Section 6.04(b), at any time prior to obtaining ReShape Stockholder Approval, in connection with any Intervening Event, the ReShape Board may make a ReShape Adverse Recommendation Change, after ReShape Board (i) determines in good faith that the failure to make such ReShape Adverse Recommendation Change would be a breach of its fiduciary duties to the stockholders of ReShape, (ii) determines in good faith that the reasons for making such ReShape Adverse Recommendation Change are independent of and unrelated to any pending Acquisition Proposal with respect to ReShape, and (iii) provides written notice to Obalon (a “ReShape Notice of Change”) advising Obalon that ReShape Board is contemplating making a ReShape Adverse Recommendation Change and specifying the material facts and information constituting the basis for such contemplated determination; provided, however, that, unless the ReShape Stockholders’ Meeting is scheduled to occur within the next five (5) Business Days, (x) ReShape Board may not make such a ReShape Adverse Recommendation Change until the fifth Business Day after receipt by Obalon of ReShape Notice of Change and (y) during such five (5) Business Day period, at the request of Obalon, ReShape shall negotiate in good faith with respect to any changes or modifications to this Agreement which would allow ReShape Board not to make such ReShape Adverse Recommendation Change, consistent with its fiduciary duties.

(d)         Obalon agrees that, except as expressly contemplated hereby, neither it nor any of its Subsidiaries shall, and Obalon shall, and shall instruct its Subsidiaries to, instruct its and their respective Representatives not to directly or indirectly (i) initiate, seek, or solicit, or knowingly encourage or facilitate (including by way of furnishing non-public information) or take any other action that is reasonably expected to promote, directly or indirectly, any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal with respect to Obalon, (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to Obalon or any of its Subsidiaries or afford access to the properties, books or records of Obalon or any of its Subsidiaries to any Person that has made an Acquisition Proposal with respect to Obalon, or (iii) enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, or other similar agreement with respect to an Acquisition Proposal with respect to Obalon (other than an Acceptable Confidentiality Agreement permitted pursuant to this Section 6.04). Obalon shall, and shall cause its Subsidiaries and instruct its and their respective Representatives to, immediately upon the execution of this Agreement cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than ReShape and its Affiliates) conducted heretofore by Obalon or any Subsidiary thereof or any of its or their respective Representatives, with respect to an Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal and in connection therewith, Obalon will immediately discontinue access by any Person (other than ReShape and its Affiliates) to any data room (virtual or otherwise) established by Obalon or its Representatives for such purpose. Notwithstanding anything to the contrary in this Agreement, prior to obtaining the Obalon Stockholder Approval, Obalon and the Obalon Board may take any actions described in clause (ii) of this Section 6.04(d) with respect to a third party if (x) Obalon receives a written Acquisition Proposal with respect to Obalon from such third party (and such Acquisition Proposal was not initiated, sought, solicited, knowingly encouraged or facilitated in violation of this Section 6.04) and (y) such proposal constitutes, or the Obalon Board determines in good faith that such proposal is reasonably be expected to lead to, a Superior Proposal with respect to Obalon, provided that Obalon may deliver non-public information to such third party only pursuant to an Acceptable Confidentiality Agreement (but in relation to Obalon rather than ReShape). Nothing contained in this Section 6.04 shall prohibit Obalon or the Obalon Board from taking and disclosing to the Obalon Stockholders a position with respect to an Acquisition Proposal with respect to Obalon pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, if the Obalon Board has reasonably determined in good faith, after consultation with Obalon’s outside legal counsel, that the failure to do so would be reasonably likely to be a breach of its fiduciary duties; provided that this sentence shall not permit the Obalon Board to make an Obalon Adverse Recommendation Change, except to the extent permitted by Section 6.04(e) or Section 6.04(f).

(e)         Neither the Obalon Board nor any committee thereof shall directly or indirectly (i) withhold, withdraw (or amend, qualify or modify in a manner adverse to ReShape), or publicly propose to withdraw (or amend, qualify or modify in a manner adverse to ReShape), the approval, recommendation or declaration of advisability by the Obalon Board or any such committee of the transactions contemplated by this Agreement including the issuance of Obalon Shares in the Merger, (ii) propose publicly to recommend, adopt or approve, any Acquisition Proposal with respect to Obalon or (iii) fail to reaffirm or re-publish the Obalon Recommendation within five (5) Business Days of being requested by ReShape to do so (any action described in this sentence being referred to as an “Obalon Adverse Recommendation Change”). For the avoidance of doubt, a change of Obalon Recommendation to “neutral” is an Obalon Adverse Recommendation Change. Notwithstanding the foregoing, at any time prior to obtaining the Obalon Stockholder Approval, and subject to Obalon’s compliance at all times with the provisions of this Section 6.04 and Section 6.03, in response to a Superior Proposal with respect to Obalon that has not been withdrawn and did not result from a breach of Section 6.04(d), the Obalon Board may make an Obalon Adverse Recommendation Change; provided, however, that unless the Obalon Stockholders’ Meeting is scheduled to occur with the next ten (10) Business Days, Obalon shall not be entitled to exercise its right to make an Obalon Adverse Recommendation Change in response to a Superior Proposal with respect to Obalon (x) until five (5) Business Days after Obalon provides written notice to ReShape advising ReShape that the Obalon Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person or group making such Superior Proposal and including copies of all documents pertaining to such Superior Proposal, (y) if during such five (5) Business Day period, ReShape proposes any alternative transaction (including any modifications to the terms of this Agreement), unless the Obalon Board determines in good faith, after good faith negotiations between Obalon and ReShape (if such negotiations are requested by ReShape) during such five (5) Business Day period (after and taking into account all financial, legal, and regulatory terms and conditions of such alternative transaction proposal and expected timing of consummation and the relative risks of non-consummation of the alternative transaction proposal and the Superior Proposal) that such alternative transaction proposal is not at least as favorable to Obalon and its stockholders as the Superior Proposal and (z) unless the Obalon Board determines that the failure to make an Obalon Adverse Recommendation Change would be a breach of its fiduciary obligations.

(f)         Notwithstanding the first sentence of Section 6.04(e), at any time prior to obtaining the Obalon Stockholder Approval, in connection with any Intervening Event, the Obalon Board may make an Obalon Adverse Recommendation Change after the Obalon Board (i) determines in good faith that the failure to make such Obalon Adverse Recommendation Change would be a breach of its fiduciary duties to the stockholders of Obalon, (ii) determines in good faith that the reasons for making such Obalon Adverse Recommendation Change are independent of and unrelated to any pending Acquisition Proposal with respect to ReShape, and (iii) provides written notice to Obalon (an “Obalon Notice of Change”) advising ReShape that the Obalon Board is contemplating making an Obalon Adverse Recommendation Change and specifying the material facts and information constituting the basis for such contemplated determination; provided, however, that, unless the Obalon Stockholders’ Meeting is scheduled to occur within the next five (5) Business Days, (x) the Obalon Board may not make such an Obalon Adverse Recommendation Change until the fifth Business Day after receipt by ReShape of the Obalon Notice of Change and (y) during such five (5) Business Day period, at the request of ReShape, Obalon shall negotiate in good faith with respect to any changes or modifications to this Agreement which would allow the Obalon Board not to make such Obalon Adverse Recommendation Change, consistent with its fiduciary duties.

(g)         Obalon and ReShape agree that in addition to their respective obligations set forth in paragraphs (a) through (f) of this Section 6.04, as promptly as practicable after receipt thereof, ReShape or Obalon, as applicable, shall advise each other in writing of any request for information or any Acquisition Proposal with respect to such party received from any Person, or any inquiry, discussions or negotiations with respect to any Acquisition Proposal with respect to such party, and the terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations, and ReShape or

Obalon, as applicable, shall promptly provide to Obalon or ReShape, respectively, copies of any written materials received by ReShape or Obalon, as applicable, in connection with any of the foregoing, and the identity of the Person or group making any such request, Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place. Each of ReShape and Obalon agrees that it shall simultaneously provide to the other any non-public information concerning itself or its Subsidiaries provided to any other Person or group in connection with any Acquisition Proposal which was not previously provided to the other. ReShape and Obalon shall keep Obalon and ReShape, respectively, fully informed of the status of any Acquisition Proposals (including the identity of the parties and price involved and any changes to any material terms and conditions thereof). Each of ReShape and Obalon agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it is a party or fail to enforce, to the fullest extent permissible under applicable Law, any such standstill or similar agreement to which it is a party.

(h)         Notwithstanding any ReShape Adverse Recommendation Change or any Obalon Adverse Recommendation Change, this Agreement shall be submitted to the respective shareholders of ReShape and Obalon at the ReShape Stockholders’ Meeting and the Obalon Stockholders’ Meeting, as applicable, and nothing contained herein shall be deemed to relieve ReShape or Obalon of such obligation.

6.05      Regulatory Approvals; Additional Agreements.

(a)         Each of ReShape and Obalon shall (i) give each other prompt notice of the commencement or written threat of commencement of any legal proceeding by or before any Governmental Body with respect to the transactions contemplated by this Agreement, (ii) keep each other informed as to the status of any such legal proceeding or threat, and (iii) reasonably cooperate with each other and use commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(b)         Subject to the conditions and upon the terms of this Agreement, each of Obalon and ReShape shall use commercially reasonable efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to carry out the intent and purposes of this Agreement and to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, subject to the conditions and upon the terms of this Agreement, each party hereto shall use commercially reasonable efforts (i) to cooperate with the other parties hereto, execute and deliver such further documents, certificates, agreements and instruments and take such other actions as may be reasonably requested by the other party to evidence or reflect the transactions contemplated by this Agreement (including the execution and delivery of all documents, certificates, agreements and instruments reasonably necessary for all filings hereunder); (ii) to give all notices required to be made and given by such party in connection with the transactions contemplated by this Agreement; (iii) to obtain each approval, consent, ratification, permission, waiver of authorization required to be obtained from a Governmental Body or a party to any material Contract; and (iv) with respect to any approval, consent, ratification, permission, waiver of authorization required to be obtained from parties to any material Contracts as provided in clause (iii) hereof, enter into and negotiate commercially reasonable definitive agreements with respect to such parties to such material Contracts and other incentives to such parties on commercially reasonable terms; provided, however, that no party shall be required to pay any fees or other financial accommodation in connection therewith.

6.06      Termination of ReShape CIC Plan. Effective no later than the day immediately prior to the Closing Date, ReShape shall take or cause to be taken all actions necessary to terminate its Change in Control Plan, including obtaining consents from the participants.

6.07      Indemnification of Officers and Directors.

(a)         From and after the Effective Time, the Surviving Corporation shall, and Obalon shall cause the Surviving Corporation to, indemnify, defend and hold harmless each present and former director, officer and employee of ReShape and Obalon, each present and former director, member of the board of directors, officer and employee of any of their respective Subsidiaries, and any fiduciary under any ReShape Plan or Obalon Plan (in each case, when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including attorneys’ fees and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was a director, officer, employee or fiduciary of ReShape or Obalon or a member of the board of directors, officer, employee or fiduciary of any of its respective Subsidiaries or a fiduciary under any ReShape Plan or Obalon Plan, whether asserted or claimed prior to, at or after the Effective Time (including with respect to any acts or omissions in connection with this Agreement and the transactions and actions contemplated by this Agreement), to the fullest extent that ReShape or Obalon, as applicable, would have been permitted under applicable Law and the applicable Organizational Documents (and, to the extent not contrary to applicable Law or its Organizational Documents, any indemnification agreement) in effect on the date of this Agreement to indemnify such Person (and the Surviving Corporation shall also promptly advance expenses as incurred in advance of any final disposition of any such claim, action, suit, proceeding or investigation to the fullest extent that ReShape, Obalon or its applicable Subsidiary would have been permitted under applicable Law or its Organizational Documents (and, to the extent not contrary to applicable Law or its Organizational Documents, any indemnification agreement) in effect on the date of this Agreement; provided, however, that the Person to whom expenses are advanced provides an undertaking, if and only to the extent required by applicable Law or the applicable Organizational Documents (as in effect on the date hereof), to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); and provided, further, that any determination required to be made with respect to whether a director’s, officer’s, employee’s or fiduciary’s conduct complied with the standards set forth under applicable Law and the applicable Organizational Documents (or the applicable Organizational Documents of a Subsidiary or ReShape Plan or Obalon Plan) shall be made by independent counsel selected by the Indemnified Party. In the event of any claim, action, suit, proceeding or investigation, (i) neither Obalon nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any claim, action, suit, proceeding or investigation (and in which indemnification could be sought by Indemnified Parties hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, suit, proceeding or investigation or such Indemnified Party otherwise consents in writing, and (ii) the Surviving Corporation shall cooperate in the defense of such matter. The parties agree that this Section 6.07(a) does not purport to limit any rights that any Indemnified Party may have under any employment agreement, indemnification agreement, ReShape Plan or Obalon Plan in effect on the date of this Agreement and disclosed to ReShape or Obalon prior to the execution hereof, which provisions shall not be amended, repealed or otherwise in any manner that would materially adversely affect the rights thereunder of any such individual.

(b)         From and after the Effective Time, the Surviving Corporation shall, and Obalon shall cause the Surviving Corporation to, honor all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of ReShape, Obalon or its respective Subsidiaries as provided in their respective

Organizational Documents or in any agreement to which ReShape, Obalon or any of its respective Subsidiaries is a party, which rights shall survive the Merger and shall continue in full force and effect to the extent permitted by Law. No such provision in any Organizational Document or other agreement of the Surviving Corporation or any Subsidiary of ReShape or Obalon shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder to any such individual with respect to acts or omissions occurring at or prior to the Effective Time. In addition, from and after the Effective Time, all directors, officers and employees and all fiduciaries currently indemnified under any ReShape Plan who become directors, officers, employees or fiduciaries under an Obalon Plan will be entitled to the indemnity, advancement and exculpation rights and protections afforded to directors, officers and employees or fiduciaries under the applicable Obalon Plan. From and after the Effective Time, the Surviving Corporation shall, and Obalon shall cause the Surviving Corporation to, assume, be jointly and severally liable for, and honor, guaranty and stand surety for, in accordance with their respective terms, each of the covenants contained in this Section 6.07 without limit as to time.

(c)         Obalon shall, at the sole cost of the Surviving Corporation, obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from and after the Effective Time with recognized insurance companies for the Persons who, as of the date of this Agreement, are covered by the existing directors’ and officers’ liability insurance and fiduciary liability insurance of Obalon (collectively, “D&O Insurance”), with terms, conditions, retentions and levels of coverage at least as favorable as the D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated by this Agreement), with respect to the D&O Insurance.

(d)         If Obalon or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Obalon or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.07.

(e)         The rights of the Indemnified Parties under this Section 6.07 shall be in addition to any rights such Indemnified Parties may have under the Organizational Documents of Obalon or ReShape any party or the comparable documents of any of such party’s Subsidiaries, or under any applicable Contracts or Laws in effect on the date of this Agreement and, in the case of such documents and Contracts, disclosed to Obalon and ReShape prior to the execution hereof, and the Surviving Corporation shall, and Obalon shall cause the Surviving Corporation to, honor and perform under all indemnification agreements entered into by to Obalon and ReShape or any of its respective Subsidiaries in effect on the date of this Agreement and disclosed to Obalon and ReShape prior to the execution hereof.

6.08      Public Disclosure. The initial press release relating to this Agreement shall be a joint press release and thereafter Obalon and ReShape shall consult with each other before issuing, and provide each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Merger or the other transactions contemplated hereby; provided, however, that no such consultation shall be required if, prior to the date of such release or public statement, a ReShape Adverse Recommendation Change or an Obalon Adverse Recommendation Change shall have occurred in compliance in all respects with the terms of Section 6.04. No provision of this Agreement shall prohibit either ReShape or Obalon from issuing any press release or public statement in the event of a ReShape Adverse Recommendation Change or an Obalon Adverse Recommendation Change in compliance in all respects with the terms of Section 6.04.

6.09      NASDAQ Listing.

(a)         Obalon shall, in accordance with the requirements of NASDAQ, file with NASDAQ (i) a Listing of Additional Shares Notice covering the Obalon Shares to be issued to holders of ReShape Common Stock and ReShape Series B Preferred Stock pursuant to this Agreement and (ii) a continued listing application for the combined company after the Merger to maintain Obalon’s existing listing on NASDAQ, in each case as promptly as practicable after the date of this Agreement (such applications or filings, the “Nasdaq Filings”).

(b)         In connection with the Nasdaq Filings, ReShape shall exercise its reasonable best efforts and take all necessary steps to obtain the authorization and approval by NASDAQ of the Nasdaq Filings, including furnishing to Obalon all information required by NASDAQ or advisable to complete the relevant applications and otherwise cooperate with Obalon in connection with the Nasdaq Filings. Without limiting the foregoing, ReShape shall cooperate in good faith with Obalon and exercise its reasonable best efforts to (i) take any and all actions necessary, proper or advisable to satisfy the conditions set forth in Section 7.01(f) and to complete the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and (ii) any and all actions necessary, proper or advisable to avoid, prevent, eliminate or remove any denial, rejection, dismissal or non-action with respect to approval by NASDAQ of the Nasdaq Filings, including (A) procuring any additional equity or debt investments, financings or other capital raising efforts with respect to Obalon or ReShape as would be required to obtain approval by NASDAQ of the Nasdaq Filings, and (B) otherwise offering to take, or offering to commit to take, any other action, which it is capable of taking and, if the offer is accepted, promptly taking or committing to take such action, that would obtain approval by NASDAQ of the Nasdaq Filings.

6.10      Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated by this Agreement, each of Obalon and ReShape and the members of its respective board of directors, to the extent permissible under applicable Law, will grant such approvals and take such actions, in accordance with the terms of this Agreement, as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable, and in any event prior to the Termination Date, on the terms and conditions contemplated hereby and otherwise, to the extent permissible under applicable Law, act to eliminate the effect of any Takeover Law on any of the transactions contemplated by this Agreement.

6.11      Section 16. Obalon shall, prior to the Effective Time, cause the Obalon Board to approve the issuance of Obalon Shares in connection with the Merger with respect to any employees of ReShape who, as a result of their relationship with Obalon as of or following the Effective Time, are subject or will become subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such issuance to be an exempt acquisition pursuant to SEC Rule 16b-3. Prior to the Effective Time, ReShape Board shall approve the disposition of ReShape equity securities (including derivative securities) in connection with the Merger by those directors and officers of ReShape subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such disposition to be an exempt disposition pursuant to SEC Rule 16b-3.

6.12      Name Change and Ticker Symbol. Obalon shall seek the approval of NASDAQ to change its corporate name to “ReShape Lifesciences Inc.” and the ticker symbol for its shares listed on NASDAQ to “RSLS” upon the Effective Time.

6.13      Certificate of Incorporation. At the Effective Time, the certificate of incorporation of Obalon shall be amended and restated to reflect the amendments contemplated by this Agreement, including that Obalon’s name shall be changed to “ReShape Lifesciences Inc.”, and, as amended, shall be the certificate of incorporation of Obalon until thereafter amended in accordance with the terms thereof or as provided by applicable Law, including the amendments contemplated by this Agreement.

6.14      No Control of Other Party’s Business. Nothing contained in this Agreement shall give ReShape, directly or indirectly, the right to control or direct Obalon’s operations or give Obalon, directly or indirectly, the right to control or direct ReShape’s operations prior to the Effective Time. Prior to the Effective Time, each of ReShape and Obalon shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

6.15      Certain Tax Matters.

(a)         The parties intend that the Merger will qualify as a reorganization under Section 368(a) of the Code (the “Intended Tax Treatment”), and each shall not take any action, or fail to take any action, that would reasonably be expected to jeopardize the qualification of the Merger as a reorganization under Section 368(a) of the Code.

(b)         Each of the parties hereto shall use its reasonable best efforts to obtain (i) the Obalon Registration Statement Tax Opinion, (ii) the ReShape Registration Statement Tax Opinion, (iii) the Obalon Closing Tax Opinion and (iv) the ReShape Closing Tax Opinion, including by delivering to Fox Rothschild LLP and Latham & Watkins LLP prior to the filing of the Form S-4 Registration Statement customary tax representation substantially in the forms set forth in Section 6.15(b)(1) of the ReShape Disclosure Schedule and Section 6.15(b)(1) of the Obalon Disclosure Schedule, respectively. Each of the parties hereto shall use its reasonable best efforts not to, and not permit any affiliate to, take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations and covenants made to counsel in the tax representation letters described in this Section 6.15(b).

6.16      Reverse Stock Split. Subject to the Obalon Stockholder Approval, the Obalon Board shall effect a reverse stock split of Obalon Shares, at a ratio to be determined by the Obalon Board. Obalon agrees that in connection with such reverse stock split, it will obtain the consent of ReShape prior to setting a final reverse stock split ratio to be effected by Obalon, and that such reverse stock split ratio will be designed to allow Obalon and ReShape to obtain the authorization and approval by NASDAQ of the Nasdaq Filings.

6.17      ReShape Equity Plan. As of the Effective Time, Obalon will assume the ReShape Equity Plan and will be able to grant equity awards under the terms of the ReShape Equity Plan, to the extent permissible by applicable Laws and NASDAQ rules, up to the maximum number of reserved but unissued shares of ReShape Common Stock under the ReShape Equity Plan, except that shares of ReShape Common Stock covered by such awards will be Obalon Shares.

ARTICLE 7

CONDITIONS TO CLOSING

7.01      Conditions to Parties’ Obligations. The obligations of Obalon and ReShape to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by Obalon and ReShape of the following conditions:

(a)         The Obalon Stockholder Approval shall have been attained.

(b)         The ReShape Stockholder Approval shall have been attained.

(c)         No provision of any applicable Law and no order (preliminary or otherwise) shall be in effect that prohibits the consummation of the Merger or the other transactions contemplated hereby.

(d)         The Registration Statement shall have become effective under the Securities Act and no stop order suspending the use of the Registration Statement or the Joint Proxy Statement shall have been issued by the SEC.

(e)         There shall be no Action pending against Obalon, Merger Sub or ReShape by any Governmental Body seeking to enjoin or make illegal, delay or otherwise restrain or prohibit the consummation of, or to have rescinded, the Merger.

(f)         NASDAQ shall have approved the Nasdaq Filings.

7.02      Conditions to Obalon’s and Merger Sub’s Obligations. The obligation of Obalon to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

(a)         Each of the representations and warranties of ReShape contained in Article 3 that is (i) qualified as to or by Material Adverse Effect shall be true and correct in all respects as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)) and (ii) not qualified as to or by Material Adverse Effect shall be true and correct as of the Closing Date (without giving effect to any “material,” “materiality” or similar phrases) as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except in each case where any failure of any such representation and warranty referred to in this clause (ii) to be true and correct has not had or would not reasonably be expected to have a Material Adverse Effect on ReShape.

(b)         ReShape shall have performed in all material respects all of the covenants and agreements under this Agreement that are required to be performed by it at or prior to the Closing Date.

(c)         Since the date of this Agreement, there shall not have been or occurred any Material Adverse Effect on ReShape.

(d)         Obalon shall have received the Obalon Closing Tax Opinion.

(e)         ReShape will have delivered to Obalon each of the following:

(i)          a certificate of ReShape executed by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions specified in subsections (a), (b) and (c) above as they relate to ReShape have been satisfied;

(ii)         certified copies of the resolutions duly adopted by ReShape Board authorizing the execution, delivery and performance of this Agreement, the Merger and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

(iii)       (A) a certified copy of the certificate of incorporation of ReShape and (B) a certificate of good standing from the Secretary of State of the State of Delaware dated within five (5) Business Days of the Closing Date;

(iv)        a certificate of ReShape that meets the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), dated within thirty (30) days prior to the Closing Date and in form and substance reasonably acceptable to Obalon, and a signed notice to be delivered to the IRS in accordance with Treasury Regulations Section 1.897-2(h)(2), along with written authorization for Obalon to deliver such notice form to the Internal Revenue Service on behalf of ReShape upon the Effective Time; and

(v)         a copy of the ReShape Closing Tax Opinion.

7.03      Conditions to ReShape’s Obligations. The obligations of ReShape to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date:

(a)         Each of the representations and warranties of Obalon and Merger Sub contained in Article 4 that is (i) qualified as to or by Material Adverse Effect shall be true and correct in all respects as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)) and (ii) not qualified as to or by Material Adverse Effect shall be true and correct as of the Closing Date (without giving effect to any “material,” “materiality” or similar phrases) as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except in each case where any failure of any such representation and warranty referred to in this clause (ii) to be true and correct has not had or would not reasonably be expected to have a Material Adverse Effect on Obalon.

(b)         Each of Obalon and Merger Sub shall have performed in all material respects all of its respective covenants and agreements under this Agreement that are required to be performed by it at or prior to the Closing Date.

(c)         Since the date of this Agreement, there shall not have been or occurred any Material Adverse Effect on Obalon.

(d)         ReShape shall have received the ReShape Closing Tax Opinion.

(e)         Obalon shall have delivered to ReShape each of the following:

(i)          a certificate of Obalon executed by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions specified in subsections (a), (b) and (c) hereof have been satisfied;

(ii)         certified copies of the resolutions duly adopted by each of the Obalon Board and the board of directors of Merger Sub authorizing the execution, delivery and performance of this Agreement, the Merger and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

(iii)       (A) a certified copy of the Obalon Organizational Documents (including the articles association as amended and restated pursuant to this Agreement); (B) a certified copy of the Merger Sub’s Organizational Documents and (C) certificates of good standing in their respective jurisdictions of organization, or their equivalents dated within five (5) Business Days of the Closing Date; and

(iv)        a copy of the Obalon Closing Tax Opinion.

(f)         All required action shall have been taken so that as of the Effective Time, the certificate of incorporation of Obalon shall be amended as set forth in Section 6.13.

7.04      Waiver of Conditions. All conditions to the closing of the Merger will be deemed to have been satisfied or waived from and after the Effective Time.

ARTICLE 8

TERMINATION

8.01      Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a)         by the mutual written agreement of Obalon and ReShape;

(b)         by Obalon, if:

(i)          at any time prior to the Effective Time, if any of ReShape’s covenants, representations or warranties contained in this Agreement shall have been breached or, any of ReShape’s representations and warranties shall have become untrue, such that any of the conditions set forth in Section 7.01 or Section 7.02 would not be satisfied, and such breach is (A) is incapable of being cured by ReShape or (B) shall not have been cured within forty-five (45) days of receipt by ReShape of written notice of such breach describing in reasonable detail such breach;

(ii)         the ReShape Board or any committee thereof (A) shall make a ReShape Adverse Recommendation Change, (B) shall not include the ReShape Recommendation in the Joint Proxy Statement or (C) shall publicly propose or allow ReShape to publicly propose to take any of the actions in clauses (A) or (B) of this Section 8.01(b)(ii);

(iii)       ReShape materially breaches its obligations under Section 6.04; or

(iv)        any of the ReShape Support Agreement Parties fails to execute and deliver to Obalon the ReShape Support Agreement of such ReShape Support Agreement Parties within one Business Day following the execution of this Agreement.

(c)         by ReShape, if:

(i)          at any time prior to the Effective Time, any of Obalon’s or Merger Sub’s covenants, representations or warranties contained in this Agreement shall have been breached or, any of Obalon’s and Merger Sub’s representations and warranties shall have become untrue such that any of the conditions set forth in Section 7.01 or Section 7.03 would not be satisfied, and such breach (A) is incapable of being cured by Obalon or Merger Sub, as the case may be, or (B) shall not have been cured within forty-five (45) days of receipt by Obalon of written notice of such breach describing in reasonable detail such breach;

(ii)         the Obalon Board, or any committee thereof (A) shall make an Obalon Adverse Recommendation Change, (B) shall not include the Obalon Recommendation in the Joint Proxy Statement or (C) shall publicly propose to or allow Obalon to publicly propose to take any of the actions in clauses (A) or (B) of this Section 8.01(c)(ii);

(iii)       Obalon materially breaches its obligations under Section 6.04; or

(iv)        any of the Obalon Support Agreement Parties fails to execute and deliver to ReShape the Obalon Support Agreement of such Obalon Support Agreement Parties within one Business Day following the execution of this Agreement.

(d)         by either Obalon or ReShape, if:

(i)          the transactions contemplated by this Agreement shall violate any order, decree or ruling of any court or Governmental Body that shall have become final and non-appealable or there shall be a Law that makes the transactions contemplated hereby illegal or otherwise prohibited; provided, however, that the right to terminate this Agreement under this Section 8.01(d)(i) shall not be available to any party whose failure to comply with its obligations under Section 6.04, Section 6.03 or any other provision of this Agreement has been a primary cause of, or resulted in, such action;

(ii)         the Merger contemplated hereby has not been consummated by 5:00 p.m., Pacific time on September 30, 2021 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(d)(i) shall not be available to Obalon or ReShape if such Person is then in material breach or material violation of any covenant contained in this Agreement; provided, further, that the right to terminate this Agreement under this Section 8.01(d)(ii) shall not be available to any party whose action or failure to act has been the primary cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement by such party;

(iii)       the required approval of ReShape Stockholders contemplated hereby at the ReShape Stockholders’ Meeting shall not have been obtained; provided, that the right to terminate this Agreement under this Section 8.01(d)(iii) shall not be available to ReShape where the failure to obtain the required approval of ReShape Stockholders shall have been caused by the action or failure to act of ReShape and such action or failure to act constitutes a material breach by ReShape of this Agreement;

(iv)        the required approval of the Obalon Stockholders contemplated hereby at the Obalon Stockholders’ Meeting shall not have been obtained; provided, that the right to terminate this Agreement under this Section 8.01(d)(iv) shall not be available to Obalon where the failure to obtain the required approval of the Obalon Stockholders shall have been caused by the actions or failure to act of Obalon and such action or failure to act constitutes a material breach by Obalon of this Agreement; or

(v)         the required approval of NASDAQ under Section 7.01(f) shall not have been obtained within thirty (30) days of the later of (x) the Obalon Stockholders’ Meeting and (y) the ReShape Stockholders’ Meeting, and all other conditions (except for those conditions that by their nature are to be satisfied at the closing of the Merger) set forth in Section 7.01, Section 7.02 and Section 7.03 have been satisfied; provided, further, that the right to terminate this Agreement under this Section 8.01(d)(v) shall not be available to any party whose action or failure to act has been the primary cause of the failure to obtain the required approval of NASDAQ and such action or failure to act constitutes a breach of this Agreement by such party.

8.02      Effect of Termination. Except as otherwise set forth in Section 8.03, in the event of the termination of this Agreement as provided in Section 8.01, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 8.02, Section 8.03, Article 9 and the Confidentiality

Agreement shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement shall not relieve any party from any liability or damages for any intentional breach of any provision contained in this Agreement or for fraud.

8.03      Termination Fee.

(a)         Notwithstanding anything to the contrary set forth in Section 8.02, in the event that this Agreement is terminated (i) by Obalon pursuant to Section 8.01(b)(i) for breach of Section 6.09 or (ii) by Obalon or ReShape pursuant to Section 8.01(d)(v), then Obalon shall be entitled to a fee of $1,000,000 and Obalon and ReShape shall promptly submit joint written instructions to the applicable escrow agent instructing it to distribute the amounts held in Escrow (the “Termination Fee”) to Obalon in accordance with the terms hereof.

(b)         Except as provided in Section 8.02, in the event that Obalon receives full payment of the Termination Fee pursuant to Section 8.03(a) under circumstances where a Termination Fee was payable, the receipt of the Termination Fee shall be the sole and exclusive monetary remedy for any and all losses or damages suffered or incurred by Obalon, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Merger and the other transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination; provided that no such payment shall relieve any party of any liability or damages to any other party resulting from any intentional breach of any provision contained in this Agreement or for fraud. Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that nothing in this Section 8.03 shall be deemed to affect their respective rights to specific performance hereunder in order to specifically enforce this Agreement. The parties acknowledge and agree that any payment of the Termination Fee is not a penalty but is liquidated damages in a reasonable amount that is intended to compensate Obalon or Merger Sub in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby; provided, however, that in the case of intentional breach or fraud by ReShape, Obalon or Merger Sub shall be permitted to seek damages in excess of the Termination Fee. If ReShape fails to instruct the applicable escrow agent for timely payment of any amount due pursuant to Section 8.03(a) and, in order to obtain such payment, Obalon commences a suit that results in a judgment against ReShape for the amount set forth in Section 8.03(a), Obalon shall be entitled to interest on such amount at the prime rate of J.P. Morgan, N.A. in effect on the date such payment was required to be made.

ARTICLE 9

MISCELLANEOUS

9.01      Expenses. Except as otherwise expressly provided herein, Obalon and Merger Sub, on the one hand, and ReShape, on the other hand, shall each pay their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not). Obalon and ReShape shall split equally all SEC filing fees in respect of the Joint Proxy Statement.

9.02      Amendment. At any time prior to the Effective Time, any provision of this Agreement may be amended (whether before or after any required approval by ReShape Stockholders or Obalon Stockholders) if, and only if, such amendment or waiver is in writing and signed by Obalon, ReShape and Merger Sub; provided, however, that after the receipt of ReShape Stockholder Approval or Obalon

Stockholder Approval, no amendment shall be made which by applicable Laws or the rules of the NASDAQ requires further approval of ReShape Stockholders or Obalon Stockholders without the further approval of such stockholders.

9.03      Waiver.

(a)         No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)         No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.04      No Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants or agreements contained in this Agreement or in any certificate, document or instrument delivered pursuant to this Agreement shall survive the Effective Time, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

9.05      Entire Agreement; Counterparts. This Agreement (and the exhibits and schedules hereto, the ReShape Disclosure Schedule and the Obalon Disclosure Schedule), the Confidentiality Agreement, the Obalon Support Agreement and the ReShape Support Agreement constitute the entire agreement among the parties hereto and supersedes all other prior agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing Date and shall survive any termination of this Agreement. This Agreement may be executed in several counterparts (including counterparts delivered by electronic transmission), each of which shall be deemed an original and all of which shall constitute one and the same instrument.

9.06      Applicable Law; Jurisdiction.

(a)         This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive Laws of any jurisdiction other than the State of Delaware.

(b)         The parties agree that the appropriate, exclusive and convenient forum (the “Forum”) for any disputes among any of the parties arising out of or related to this Agreement or the transactions contemplated by this Agreement shall be in the Court of Chancery in the City of Wilmington, New Castle County, Delaware, except where such court lacks subject matter jurisdiction. In such event, the Forum shall be in the federal district court sitting in Wilmington, Delaware or, in the event such federal district court lacks subject matter jurisdiction, then in the superior court in the City of Wilmington, New Castle County, Delaware. The parties irrevocably submit to the jurisdiction of such courts solely in respect of any disputes between them arising out of or related to this Agreement or the transactions contemplated by this Agreement. The parties further agree that no party shall bring suit with respect to any disputes arising out of or related to this Agreement or the transactions contemplated by this Agreement in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of any party to obtain execution of a judgment in any other jurisdiction. The parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against any party in any action, suit or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c)         To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of each court described in Section 9.06(b).

9.07      Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

9.08      Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of all other parties hereto, and any attempted assignment of this Agreement or any of such rights, interests or obligations without such consent shall be void and of no effect.

9.09      No Third Party Beneficiaries. Except for following the Effective Time, the right of the Indemnified Parties to enforce the provisions of Section 6.07 only, Obalon, ReShape and Merger Sub agree that (a) their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

9.10      Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, (c) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid or (d) by electronic mail (when receipt confirmation is received). Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to Obalon and Merger Sub prior to closing:

Attention:

Obalon Therapeutics, Inc.
5421 Avenida Encinas, Suite F
Carlsbad, CA 92008
Attention: Andy Rasdal, Chief Executive Officer
Email: arasdal@obalon.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, CA 92626
Attention: Daniel E. Rees
Email: Daniel.Rees@lw.com

Notices to ReShape:

ReShape Lifesciences Inc.
1001 Calle Amanecer
San Clemente, CA 92673
Attention: Bart Bandy, Chief Executive Officer
Email: bbandy@reshapelifesci.com

with a copy (which shall not constitute notice) to:

Fox Rothschild LLP
222 South Ninth Street, Suite 2000
Minneapolis, MN 55402
Attention: Brett R. Hanson
Email: bhanson@foxrothschild.com

9.11      Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the parties shall amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable Law.

9.12      Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by any of the parties in accordance with their specific terms or were otherwise breached by any party hereto. It is accordingly agreed that (i) ReShape shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Obalon or Merger Sub and to enforce specifically the terms and provisions hereof against Obalon and Merger Sub in any court having jurisdiction, this being in addition to any other remedy to which ReShape is entitled at law or in equity, without posting any bond or other undertaking and (ii) Obalon and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by ReShape and to enforce specifically the terms and provisions hereof against ReShape in any court having jurisdiction, this being in addition to any other remedy to which Obalon or Merger Sub are entitled at law or in equity, without posting any bond or other undertaking. The parties acknowledge that the agreements contained in this Section 9.12 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither ReShape nor Obalon would enter into this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

RESHAPE:

RESHAPE LIFESCIENCES INC.

By:	/s/ Barton P. Bandy
Name:	Barton P. Bandy
Title:	President and Chief Executive Officer

OBALON:

OBALON THERAPEUTICS, INC.

By:	/s/ Andrew Rasdal
Name:	Andrew Rasdal
Title:	President and Chief Executive Officer

MERGER SUB:

OPTIMUS MERGER SUB, INC.

By:	/s/ Andrew Rasdal
Name:	Andrew Rasdal
Title:	President, Secretary and Treasurer